Exhibit 10.9

Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust

As Amended and Restated April 1, 2003

Jacobs Engineering Group Inc. (the “Company”) previously established the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan (the “Plan”) for the exclusive benefit of eligible employees of the Company and its participating affiliates. The Plan is intended to constitute a qualified profit sharing plan, as described in Code section 401(a), which includes a qualified cash or deferred arrangement, as described in Code section 401(k).

The provisions of the Plan and Trust relating to the Trustee constitute the trust agreement which is entered into by and between Jacobs Engineering Group Inc. and Vanguard Fiduciary Trust Company. The Trust is intended to be tax exempt, as described in Code section 501(a).

The Plan is intended to comply with the qualification requirements as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), the Uruguay Round Agreements Act (GATT), the Small Business Job Protection Act of 1996 (SBJPA), the Taxpayer Relief Act of 1997 (TRA ‘97), and the Restructuring and Reform Act of 1998 (RRA ‘98), and is intended to comply in operation therewith. To the extent that the Plan, as set forth below, is subsequently determined to be insufficient to comply with such requirements and any regulations issued under these qualification requirements, the Plan shall later be amended to so comply.

The Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust, as set forth in this document, is hereby amended and restated effective as of January 1, 2002.

Date: April 1, 2003	Jacobs Engineering Group Inc.

	By:	/S/ John W. Prosser, Jr.
		Title:	Executive Vice President Finance and Administration

TABLE OF CONTENTS

1	DEFINITIONS		1

2	ELIGIBILITY		13
	2.1	Eligibility	13
	2.2	Ineligible Employees	13
	2.3	Ineligible, Terminated or Former Participants	13

3	PARTICIPANT CONTRIBUTIONS		14
	3.1	Pre-Tax Contribution Election	14
	3.2	Changing a Contribution Election	14
	3.3	Revoking and Resuming a Contribution Election	14
	3.4	Contribution Percentage Limits	14
	3.5	Refunds When Contribution Dollar Limit Exceeded	15
	3.6	Timing, Posting and Tax Considerations	15
	3.7	Catch-Up Contributions	16

4	ROLLOVER CONTRIBUTIONS AND TRANSFERS FROM AND TO OTHER QUALIFIED PLANS		17
	4.1	Rollover Contributions from Other Plans	17
	4.2	Transfers From Other Qualified Plans	17
	4.3	Direct Rollovers To Other Plans	18

5	EMPLOYER CONTRIBUTIONS		19
	5.1	Matching Contributions	19

6	ACCOUNTING		20
	6.1	Individual Participant Accounting	20
	6.2	Valuation Date Accounting and Investment Cycle	20
	6.3	Accounting for Investment Funds	20
	6.4	Payment of Fees and Expenses	20
	6.5	Accounting for Participant Loans	21
	6.6	Error Correction	21
	6.7	Participant Statements	21
	6.8	Special Accounting During Conversion Period	22
	6.9	Accounts for Alternate Payees	22

7	INVESTMENT FUNDS AND ELECTIONS		23
	7.1	Investment Funds	23
	7.2	Responsibility for Investment Choice	23
	7.3	Investment Fund Elections	23
	7.4	Default if No Valid Investment Election	24
	7.5	Investment Fund Election Change Fees	24

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8	VESTING		25
	8.1	Fully Vested Accounts	25

9	PARTICIPANT LOANS		26
	9.1	Participant Loans Permitted	26
	9.2	Loan Application, Note and Security	26
	9.3	Spousal Consent	26
	9.4	Loan Approval	26
	9.5	Loan Funding Limits, Account Sources and Funding Order	26
	9.6	Maximum Number of Loans	27
	9.7	Source and Timing of Loan Funding	27
	9.8	Interest Rate	27
	9.9	Loan Payment	27
	9.10	Loan Payment Hierarchy	28
	9.11	Repayment Suspension	28
	9.12	Loan Default	28
	9.13	Call Feature	28

10	IN-SERVICE WITHDRAWALS		29
	10.1	In-Service Withdrawals Permitted	29
	10.2	In-Service Withdrawal Application and Notice	29
	10.3	Spousal Consent	29
	10.4	In-Service Withdrawal Approval	30
	10.5	Payment Form and Medium	30
	10.6	Source and Timing of In-Service Withdrawal Funding	30
	10.7	Hardship Withdrawals	30
	10.8	After-Tax Account Withdrawals	32
	10.9	Rollover Account Withdrawals	33
	10.10	Over Age 59 1/2 Withdrawals	33

11	DISTRIBUTIONS ONCE EMPLOYMENT ENDS OR BY REASON OF A PARTICIPANT'S REQUIRED BEGINNING DATE		34
	11.1	Benefit Information, Notices and Election	34
	11.2	Spousal Consent	35
	11.3	Payment Form and Medium	35
	11.4	Source and Timing of Distribution Funding	35
	11.5	Latest Commencement Permitted	35
	11.6	Payment Within Life Expectancy	36
	11.7	Incidental Benefit Rule	37
	11.8	Payment to Beneficiary	37
	11.9	Beneficiary Designation	38

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12	ADP AND ACP TESTS		39
	12.1	Contribution Limitation Definitions	39
	12.2	ADP and ACP Tests	42
	12.3	Correction of ADP and ACP Tests	43
	12.4	Multiple Use Test	44
	12.5	Correction of Multiple Use Test	44
	12.6	Adjustment for Investment Gain or Loss	45
	12.7	Testing Responsibilities and Required Records	45
	12.8	Separate Testing	45

13	MAXIMUM CONTRIBUTION AND BENEFIT LIMITATIONS		46
	13.1	“Annual Addition” Defined	46
	13.2	Maximum Annual Addition	46
	13.3	Avoiding an Excess Annual Addition	46
	13.4	Correcting an Excess Annual Addition	47
	13.5	Correcting a Multiple Plan Excess	47
	13.6	“Defined Benefit Fraction” Defined	47
	13.7	“Defined Contribution Fraction” Defined	48
	13.8	Combined Plan Limits and Correction	48
	13.9	Affiliated Companies	48

14	TOP HEAVY RULES		49
	14.1	Top Heavy Definitions	49
	14.2	Special Contributions	51
	14.3	Adjustment to Combined Limits for Different Plans	52
	14.4	Modification of Top Heavy Rules	52

15	PLAN ADMINISTRATION		53
	15.1	Plan Delineates Authority and Responsibility	53
	15.2	Fiduciary Standards	53
	15.3	Company is ERISA Plan Administrator	53
	15.4	Administrator Duties	54
	15.5	Advisors May be Retained	54
	15.6	Delegation of Administrator Duties	55
	15.7	Committee Operating Rules	56

16	MANAGEMENT OF INVESTMENTS		57
	16.1	Trust Agreement	57
	16.2	Investment Funds	57
	16.3	Authority to Hold Cash	58
	16.4	Trustee to Act Upon Instructions	58
	16.5	Administrator Has Right to Vote Registered Investment Company Shares	58

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	16.6	Custom Fund Investment Management	58
	16.7	Master Custom Fund	59
	16.8	Authority to Segregate Assets	59

17	TRUST ADMINISTRATION		60
	17.1	Trustee to Construe Trust	60
	17.2	Trustee To Act As Owner of Trust Assets	60
	17.3	United States Indicia of Ownership	60
	17.4	Tax Withholding and Payment	61
	17.5	Trust Accounting	61
	17.6	Valuation of Certain Assets	61
	17.7	Legal Counsel	62
	17.8	Fees and Expenses	62
	17.9	Trustee Duties and Limitations	62

18	RIGHTS, PROTECTION, CONSTRUCTION AND JURISDICTION		63
	18.1	Plan Does Not Affect Employment Rights	63
	18.2	Compliance With USERRA	63
	18.3	Limited Return of Contributions	63
	18.4	Assignment and Alienation	64
	18.5	Facility of Payment	64
	18.6	Reallocation of Lost Participant’s Accounts	64
	18.7	Suspension of Certain Plan Provisions During Conversion Period	64
	18.8	Suspension of Certain Plan Provisions During Other Periods	65
	18.9	Claims Procedure	65
	18.10	Construction	66
	18.11	Jurisdiction and Severability	66
	18.12	Indemnification by Employer	66

19	AMENDMENT, MERGER, DIVESTITURES AND TERMINATION		67
	19.1	Amendment	67
	19.2	Merger	67
	19.3	Divestitures	67
	19.4	Plan Termination and Complete Discontinuance of Contributions	68
	19.5	Amendment and Termination Procedures	68
	19.6	Termination of Employer’s Participation	69
	19.7	Replacement of the Trustee	69
	19.8	Final Settlement and Accounting of Trustee	69

APPENDIX A - INVESTMENT FUNDS			71

APPENDIX B - PAYMENT OF PLAN FEES AND EXPENSES			72

APPENDIX C - LOAN INTEREST RATE			73

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1	DEFINITIONS

When capitalized, the words and phrases below have the following meanings unless different meanings are clearly required by the context:

1.1	“Account”. The records maintained by the Administrator for purposes of accounting for a Participant’s interest in the Plan. “Account” may refer to one or all of the following accounts which have been created on behalf of a Participant to hold amounts attributable to specific types of Contributions under the Plan or to hold Contributions made under the plan of a Related Company in which a Participant formerly participated and which have been transferred to this Plan, contributions previously permitted under the Plan and amounts transferred from the Plan in accordance with Section 4.2:

(a)	“Pre-Tax Account”. An account created to hold amounts attributable to Pre-Tax Contributions.

(b)	“After-Tax Account”. An account created to hold amounts attributable to amounts previously contributed by an eligible Participant on an after-tax basis under former Plan provisions.

(c)	“Rollover Account”. An account created to hold amounts attributable to Rollover Contributions.

(d)	“Matching Account”. An account created to hold amounts attributable to Matching Contributions.

(e)	“Prior Plan Account”. An account created to hold amounts attributable to amounts previously contributed by the Employer on an eligible Participant’s behalf and allocated on a pay based formula under former Plan provisions.

1.2	“ACP” or “Average Contribution Percentage”. The percentage calculated in accordance with Section 12.1.

1.3	“Administrator”. The Company, which may delegate all or a portion of the duties of the Administrator under the Plan to a Committee in accordance with Section 15.6.

1.4	“ADP” or “Average Deferral Percentage”. The percentage calculated in accordance with Section 12.1.

1.5	“Alternate Payee”. Any spouse, former spouse, child or other dependent (as defined in Code section 152) of a Participant who is recognized by a domestic relations order as having a right to receive all, or a portion, of the Participant’s Account under the Plan.

1.6	“Beneficiary”. The person or persons who is to receive benefits under the Plan after the death of the Participant pursuant to the “Beneficiary Designation” paragraph in Section 11.

1.7	“Code”. The Internal Revenue Code of 1986, as amended. Reference to any specific Code section shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.8	“Committee”. If applicable, the committee which has been appointed by the Administrator to administer the Plan in accordance with Section 15.6.

1.9	“Company”. Jacobs Engineering Group Inc. or any successor by merger, purchase or otherwise.

1.10	“Compensation”. The sum of a Participant’s Taxable Income and salary reductions, if any, pursuant to Code section 125, 402(e)(3), 402(h)(1)(B), 403(b), 408(p)(2)(A)(i) or 457.

For purposes of determining benefits and allocations under the Plan, Compensation is limited to $200,000 per Plan Year, effective January 1, 2002 (as adjusted for cost of living increases under Code sections 401(a)(17)(B) and 415(d)). Annual Compensation for such purposes means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the Determination Period). The cost of living adjustment in effect for a calendar year applies to Annual Compensation for the Determination Period that begins with or within such calendar year.

For limitation ears beginning after December 31, 1997, the definition of “Compensation” for purposes of Code section 415(c)(3) shall include any elective deferrals as defined under Code section 402(g)(3).

For Plan years prior to January 1, 2002, Compensation shall be limited to the limits that were in effect under Code sections 401(a)(17), 414(s), 415(c)(3) and other applicable provisions of the Code and regulations thereunder for periods prior to 2002.

For purposes of determining HCEs and key employees and for purposes of Sections 13.2 and 14.2, Compensation for the entire Plan Year shall be used. For purposes of determining ADP and ACP, Compensation shall be limited to amounts paid to an Eligible Employee while a Participant.

For limitation years beginning on or after January 1, 2001, for purposes of applying the limitations described in Article 3 of this Plan and for purposes of determining benefits and allocations under the Plan, Compensation paid or made available during such limitation years shall include elective amounts that are not includable in the gross income of the employee by reason of Code section 132(f)(4).

1.11	“Contribution”. An amount contributed to the Plan by the Employer or an Eligible Employee, and allocated by contribution type to Participants’ Accounts, as described in Section 1.1. Specific types of contribution include:

(a)	“Pre-Tax Contribution”. An amount contributed by an eligible Participant in conjunction with his or her Code section 401(k) salary deferral election which shall be treated as made by the Employer on the eligible Participant’s behalf.

(b)	“Rollover Contribution”. An amount contributed by an Eligible Employee which originated from another employer’s or an Employer’s qualified plan.

(c)	“Matching Contribution”. An amount contributed by the Employer on an eligible Participant’s behalf based upon the amount contributed by the eligible Participant.

1.12	“Contribution Dollar Limit”. The annual limit placed on each Participant’s Pre-Tax Contributions under this Plan, or any other qualified plan maintained by the Employer during any tax year, which shall be $11,000 per calendar year effective January 1, 2002, (as adjusted for cost of living increases pursuant to Code sections 402(g)(5) and 415(d)). For purposes of this Section, a Participant’s Pre-Tax Contributions shall include (i) any employer contribution under a qualified cash or deferred arrangement (as defined in Code section 401(k)) to the extent not includible in gross income for the taxable year under Code section 402(e)(3) (determined without regard to Code section 402(g)), (ii) any employer contribution to the extent not includible in gross income for the taxable year under Code section 402(h)(1)(B) (determined without regard to Code section 402(g)), (iii) any employer contribution to purchase an annuity contract under Code section 403(b) under a salary reduction agreement (within the meaning of Code section 3121(a)(5)(D)) and (iv) any elective employer contribution under Code section 408(p)(2)(A)(i). The annual limit referred to above shall not be reduced by Catch-Up Contributions to the extent permitted under Section 3.7 of the Plan. The deferral limits under Code section 402(g) that were in effect for years beginning before January 1, 2002 shall continue to apply for Plan years prior to 2002.

1.13	“Conversion Period”. The period of converting the prior accounting system of the Plan and Trust or the prior accounting system of any plan and trust which is merged, in whole or in part, into the Plan and Trust, to the accounting system described in Section 6.

1.14	“Direct Rollover”. An Eligible Rollover Distribution that is paid by the Plan directly to an Eligible Retirement Plan for the benefit of a Distributee.

1.15	“Disability”. A Participant’s total and permanent, mental or physical disability resulting in termination of employment as evidenced by (a) receipt of disability payments under the Employer’s long-term disability program or (b) presentation of medical evidence satisfactory to the Administrator.

1.16	“Distributee”. A Participant, a Beneficiary (if he or she is the surviving spouse of a Participant) or an Alternate Payee under a QDRO (if he or she is the spouse or former spouse of a Participant).

1.17	“Effective Date”. The date upon which the provisions of this amended and restated document become effective. This date is January 1, 2002 unless stated otherwise. In general, the provisions of this document only apply to Participants who are Employees on or after the Effective Date. However, investment and distribution provisions apply to all Participants with Account balances to be invested or distributed after the Effective Date. The effective date of the original Plan document is October 1, 1974.

1.18	“Eligible Employee”. An Employee of an Employer, except any Employee:

(a)	whose compensation and conditions of employment are covered by a collective bargaining agreement to which the Employer is a party unless the agreement calls for the Employee’s participation in the Plan;

(b)	who is treated as an Employee because he or she is a Leased Employee; or

(c)	who is a nonresident alien and who (i) receives no earned income (within the meaning of Code section 911(d)(2)), from sources within the United States under Code section 861(a)(3); or (ii) receives such earned income from such sources within the United States but such income is exempt from United States income tax under an applicable income tax convention.

1.19	“Eligible Retirement Plan”. An individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), or a qualified trust described in Code section 401(a), that accepts a Distributee’s Eligible Rollover Distribution, except that, if the Distributee is the surviving spouse of a Participant, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

For Plan Years after December 31, 2001, an eligible retirement plan shall also mean any annuity contract described in Section 403(b) of the Code, and an eligible Section 457(b) deferred compensation plan maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state that agrees to separately account for amounts transferred into such plan from this Plan. An eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code.

1.20	“Eligible Rollover Distribution”. A distribution of all or any portion of the balance to the credit of a Distributee, excluding (i) a distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more; (ii) a distribution to the extent such distribution is required under Code section 401(a)(9); iii) the portion of a distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities); (iv) any hardship distribution, or (v) any distribution if the aggregate amount of distributions to the Participant is reasonably expected to be less than $200 for the calendar year.

For distributions after December 31, 2001, a distribution shall not fail to be an eligible rollover distribution merely because the distribution consists of after-tax employee contributions that are not includible in gross income. However, the portion of any such distribution that consists of after-tax employee contributions may be transferred only to an individual retirement account or annuity described in Code section 408(a) or (b), or to a qualified defined contribution plan described in Code section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separate accounting for the portion of the distribution that is includable in gross income and the portion of the distribution that is not includable in gross income.

Effective for calendar years beginning January 1, 1999, an Eligible Rollover Distribution described in Code section 402(c)(4), which the Participant may elect to roll over to another plan under Code section 401()(31), excludes hardship distributions as described in Code section 401(k)(2)(B)(i)(IV), which are attributable to the Participant’s elective contributions under Treas. Reg. §1.401(k)-1(d)(2)(ii).

1.21	“Employee”. An individual who is:

(a)	directly employed by any Related Company and for whom any income for such employment is subject to withholding of income or social security taxes, or

(b)	a Leased Employee.

1.22	“Employer”. The Company and any other Related Company that adopts the Plan with the approval of the Company.

1.23	“ERISA”. The Employee Retirement Income Security Act of 1974, as amended. Reference to any specific ERISA section shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.24	“Former Participant”. The Plan status of an individual after he or she is determined to be a Terminated Participant and his or her Account is distributed or forfeited.

1.25	“HCE” or “Highly Compensated Employee”. An Employee who is a Highly Compensated Employee as determined under Section 12.

1.26	“Hour of Service”. Each hour for which an Employee is entitled to:

(a)	payment for the performance of duties for any Related Company;

(b)	payment from any Related Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence;

(c)	back pay, irrespective of mitigation of damages, by award or agreement with any Related Company (and these hours shall be credited to the period to which the award or agreement pertains); or

(d)	no payment, but is on a Leave of Absence (and these hours shall be based upon his or her normally scheduled hours per week or a 40 hour week if there is no regular schedule).

The crediting of Hours of Service for which no duties are performed shall be in accordance with the U.S. Department of Labor regulation sections 2530.200b-2(b) and (c). Actual hours shall be used whenever an accurate record of hours are maintained for an Employee. Otherwise, an equivalent number of hours shall be credited for each payroll period in which the Employee would be credited with at least 1 Hour of Service. The payroll period equivalencies are 45 hours weekly, 90 hours biweekly, 95 hours semimonthly and 190 hours monthly.

An Employee’s service with a predecessor or acquired company shall only be counted in the determination of his or her Hours of Service for eligibility and/or vesting purposes if (1) the Company directs that credit for such service be granted, or (2) a qualified plan of the predecessor or acquired company is subsequently maintained by any Related Company.

1.27	“Ineligible”. The Plan status of an individual who is (1) an Employee of a Related Company which is not then an Employer, (2) an Employee of an Employer, but not an Eligible Employee, or (3) not an Employee.

1.28	“Investment Fund”. An investment fund as described in Section 16.2. The Investment Funds authorized by the Administrator to be offered under the Plan as of the Effective Date are set forth in Appendix A.

1.29	“Leased Employee”. An individual other than an Employee who, pursuant to an agreement between the recipient and any other person (“Leasing Organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Code section 414(n)(6)) on a substantially full time basis for a period of at lest one year, and such services are performed under the primary direction or control of the recipient. Contributions or benefits provided to a Leased Employee by the Leasing Organization that are attributable to services performed for the recipient Employer shall be treated as provided by the recipient Employer).

A Leased Employee shall not be considered an employee of the recipient if:

(i)	such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in Code section 415(c)(3), but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Code sections 125, 402(e)(3), 402(h)(1)(B) or 403(b), (2) immediate participation, and (3) full and immediate vesting; and

(ii)	leased employees do not constitute more than 20 percent of the recipient’s nonhighly compensated work force.

1.30	“Leave of Absence”. A period during which an individual is deemed to be an Employee, but is absent from active employment, provided that the absence:

(a)	was authorized by a Related Company; or

(b)	was due to military service in the United States armed forces and the individual returns to active employment within the period during which he or she retains employment rights under federal law.

1.31	“Loan Account”. The record maintained for purposes of accounting for a Participant’s loan and payments of principal and interest thereon.

1.32	“NHCE” or “Non-Highly Compensated Employee”. An Employee who is a Non-Highly Compensated Employee as determined under Section 12.

1.33	“Normal Retirement Date”. The date of a Participant’s 65th birthday.

1.34	“Owner”. A person with an ownership interest in the capital, profits, outstanding stock or voting power of a Related Company within the meaning of Code section 318 or 416 (which exclude indirect ownership through a qualified plan).

1.35	“Parental Leave”. The period of absence from work by reason of the pregnancy of an Employee, the birth of the Employee’s child, the placement of a child with the Employee in connection with the child’s adoption, or the caring for such child immediately after birth or placement as described in Code section 410(a)(5)(E).

1.36	“Participant”. The Plan status of an Eligible Employee after he or she completes the eligibility requirements and enters the Plan as described in Section 2.1 and any individual for whom assets have been transferred from a predecessor plan merged, in whole or in part, with the Plan. An Eligible Employee who makes a Rollover Contribution prior to completing the eligibility requirements as described in Section 2.1 shall also be considered a Participant, except that he or she shall not be considered a Participant for purposes of Plan provisions related to Contributions, other than a Rollover Contribution, until he or she completes the eligibility requirements and enters the Plan as described in Section 2.1. A Participant’s participation continues until his or her employment with all Related Companies ends and his or her Account is distributed or forfeited.

1.37	“Pay”. The base pay paid to an Eligible Employee by an Employer while he or she is a Participant during the current period.

Pay is neither increased by any salary credit or decreased by any salary reduction pursuant to Code sections 125 or 402(e)(3). Pay is limited to $200,000 per Plan Year effective January 1, 2002 (as adjusted for cost of living increases pursuant to Code sections 401(a)(17) and 415(d)).

1.38	“Plan”. The Jacobs Engineering Group Inc. 401(k) Plus Savings Plan set forth in this document, as from time to time amended.

1.39	“Plan Year”. The annual accounting period of the Plan and Trust which ends on each December 31.

1.40	“QDRO”. A domestic relations order which the Administrator has determined to be a qualified domestic relations order within the meaning of Code section 414(p).

1.41	“Related Company”. With respect to any Employer, that Employer and any corporation, trade or business which is, together with that Employer, a member of the same controlled group of corporations, a trade or business under common control, or an affiliated service group within the meaning of Code sections 414(b), (c), (m) or (o), except that for purposes of Section 13 “within the meaning of Code sections 414(b), (c), (m) or (o), as modified by Code section 415(h)” shall be substituted for the preceding reference to “within the meaning of Code sections 414(b), (c), (m) or (o)”.

1.42	“Required Beginning Date”. The latest date benefit payments shall commence to a Participant.

(a)	For calendar years commencing before January 1, 1997, such date shall mean:

(1)

with regard to a Participant who attained age 70 1/2 in 1996, did not terminate employment with all Related Companies before January 1, 1997, and is not or was not a 5% Owner, the April 1 that next follows (i) the calendar year in which the Participant attained age 70 1/2, or (ii) if the Participant elects to apply this clause (ii), the calendar year in which the Participant terminates employment with all Related Companies (and any such election must be made prior to January 1, 1998); and

(2)

with regard to a Participant who attained age 70 1/2 after December 31, 1987 and before January 1, 1996 or, in 1996 if he or she terminated employment with all Related Companies before January 1, 1997 or is or was a 5% Owner, the April 1 that next follows the calendar year in which the Participant attains age 70 1/2; and

(3)

with regard to a Participant who attained age 70 1/2 before January 1, 1988 and who is not 5% Owner, the April 1 that next follows the later of (i) the calendar year in which the Participant attained age 70 1/2, or (ii) the calendar year in which the Participant terminates employment with all Related Companies; and

(4)

with regard to a Participant who attained age 70 1/2 before January 1, 1988 and who is a 5% Owner, the April 1 that next follows the later of (i) the calendar year in which the Participant attained age 70 1/2, or (ii) the earlier of the calendar year in which or within which ends the Plan Year in which the Participant becomes a 5% Owner or the calendar year in which he or she terminates employment with all Related Companies.

A Participant shall be considered a 5% Owner for this purpose if such Participant is a 5% Owner as defined in Code section 416(i) (determined in accordance with Code section 416 but without regard to whether the Plan is top-heavy) at any time during the Plan Year ending with or within the calendar year in which the Participant attains age 66 1/2 or in any subsequent Plan Year.

(b)	For calendar years commencing after December 31, 1996 and before January 1, 1999, such date shall mean:

(1)

with regard to a Participant who attained age 70 1/2 in 1997 or 1998, the April 1 that next follows the calendar year in which he or she attained age 70 1/2, except that if the Participant (i) did not terminate employment with all Related Companies before January 1 of the calendar year following the calendar year in which he or she attained age 70 1/2, (ii) is not a 5% Owner, such date shall instead mean the April 1 that next follows (i) the calendar year in which the Participant attained age 70 1/2, or (ii) if the Participant elects to apply this clause (ii), the calendar year in which the Participant terminates employment with all Related Companies (and any such election must be made prior to the April 1 of the calendar year following the calendar year in which he or she attained age 70 1/2); and

(2)	with regard to a Participant who is a 5% Owner, the April 1 that next follows the calendar year in which the Participant attains age 70 1/2.

A Participant shall be considered a 5% Owner for this purpose if such Participant is a 5% Owner with respect to the Plan Year ending in the calendar year in which the Participant attains age 70 1/2.

(c)	For calendar years commencing after December 31, 1998, such date shall mean:

(1)

with regard to a Participant who is not a 5% Owner, the April 1 that next follows the later of (i) the calendar year in which the Participant attained age 70 1/2, or (ii) the calendar year in which the Participant terminates employment with all Related Companies; and

(2)	with regard to a Participant who is a 5% Owner, the April 1 that next follows the calendar year in which the Participant attains age 70 1/2.

A Participant shall be considered a 5% Owner for this purpose if such Participant is a 5% Owner with respect to the Plan Year ending in the calendar year in which the Participant attains age 70 1/2.

1.43	“Spousal Consent”. The written consent given by a spouse to a Participant’s election or waiver of Beneficiary designation. The spouse’s consent must acknowledge the effect on the spouse of the Participant’s election, waiver or designation, and be duly witnessed by a notary public. Spousal Consent shall be valid only with respect to the spouse who signs the Spousal Consent and only for the particular choice made by the Participant which requires Spousal Consent. A Participant may revoke (without Spousal Consent) a prior election, waiver or designation that required Spousal Consent at any time before payments begin. Spousal Consent also means a determination by the Administrator that there is no spouse, the spouse cannot be located, or such other circumstances as may be established under Code section 417(a)(2)(B).

1.44	“Taxable Income”. Compensation in the amount reported by the Employer or a Related Company as “Wages, tips, other compensation” on Form W-2, or any successor method of reporting under Code section 6041(d).

1.45	“Terminated Participant”. The Plan status of a Participant who is not an Employee and with respect to whom the Administrator has reported to the Trustee that the Participant’s employment has terminated with all Related Companies.

1.46	“Trust”. The legal entity created by those provisions of this document which relate to the Trustee. The Trust is part of the Plan and holds the Plan assets which are comprised of the aggregate of Participants’ Accounts, and any unallocated funds invested in interest bearing deposits (which may include interest bearing deposits of the Trustee) and/or money market type assets or funds, pending allocation to Participants’ Accounts or disbursement to pay Plan fees and expenses.

1.47	“Trustee”. Vanguard Fiduciary Trust Company

1.48	“USERRA”. The Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

1.49	“Valuation Date”. Each business day the New York Stock Exchange is open for business.

2	ELIGIBILITY

2.1	Eligibility

All Participants as of January 1, 1998 shall continue their eligibility to participate.

For purposes of Pre-Tax Contributions, each other individual who is an Eligible Employee on January 1, 1998 shall become a Participant on that date. Each other Eligible Employee shall become a Participant as soon as administratively feasible after date of hire but not more than 30 days.

For purposes of Matching Contributions, each Eligible Employee shall become a Participant on the first day of the next month after the date he or she completes a 12-month eligibility period in which he or she is credited with at least 1,000 Hours of Service. The initial eligibility period begins on the date an Employee first performs an Hour of Service. Subsequent eligibility periods begin with the start of each Plan Year beginning after the first Hour of Service is performed.

2.2	Ineligible Employees

If an Employee completes the above eligibility requirements, but is Ineligible at the time participation would otherwise begin (if he or she were not Ineligible), he or she shall become a Participant on the first subsequent date on which he or she is an Eligible Employee.

2.3	Ineligible, Terminated or Former Participants

An Ineligible, Terminated or Former Participant may not make or share in any Contributions, other than such Contributions due to be made on his or her behalf after the date he or she became an Ineligible, Terminated or Former Participant for periods prior to such date, nor may an Ineligible or Terminated Participant be eligible for a new Plan loan (except as described in Section 9.1), during the period he or she is an Ineligible or Terminated Participant, but he or she shall continue to participate for all other purposes. An Ineligible, Terminated or Former Participant shall automatically become an active Participant on the date he or she again becomes an Eligible Employee.

3	PARTICIPANT CONTRIBUTIONS

3.1	Pre-Tax Contribution Election

Upon becoming a Participant, an Eligible Employee may elect to reduce his or her Pay by an amount which does not exceed the Contribution Dollar Limit or the limits described in the Contribution Percentage Limits paragraph of this Section 3, and have such amount contributed to the Plan by the Employer as a Pre-Tax Contribution. The election shall be made in such manner and with such advance notice as prescribed by the Administrator and may be limited to a whole percentage of Pay. In no event shall an Employee’s Pre-Tax Contributions under the Plan and comparable contributions to all other plans, contracts or arrangements of all Related Companies exceed the Contribution Dollar Limit for the Employee’s taxable year beginning in the Plan Year.

3.2	Changing a Contribution Election

A Participant who is an Eligible Employee may change his or her Pre-Tax Contribution election at any time in such manner and with such advance notice as prescribed by the Administrator, and such election change shall be effective as soon as administratively feasible after such date. A Participant’s Contribution election made as a percentage of Pay shall automatically apply to Pay increases or decreases.

3.3	Revoking and Resuming a Contribution Election

A Participant may revoke his or her Pre-Tax Contribution election at any time in such manner and with such advance notice as prescribed by the Administrator, and such revocation shall be effective as soon as administratively feasible after such date.

A Participant who is an Eligible Employee may resume Pre-Tax Contributions by making a new election at the same time in which a Participant may change his or her election and such election shall be effective as soon as administratively feasible after such date.

3.4	Contribution Percentage Limits

The Administrator or the Committee may establish and change from time to time, in writing, without the necessity of amending the Plan and Trust, the minimum, if applicable, and maximum Pre-Tax Contribution percentages, prospectively or retrospectively (for the current Plan Year), for all Participants. In addition, the Administrator may establish any lower percentage limits for Highly Compensated Employees as it deems necessary to satisfy the tests described in Section 12. As of the Effective Date, the maximum Contribution percentages are:

Plan Years	Contribution Type	Highly Compensated Employees	All Other Participants
Prior to 2002	Pre-Tax	10%	18%
After 2001	Pre-Tax	10%	50%

Irrespective of the limits that may be established by the Administrator in accordance with the paragraph above , in no event shall the Contributions made by or on behalf of a Participant for a Plan Year exceed the maximum allowable under Code section 415.

3.5	Refunds When Contribution Dollar Limit Exceeded

A Participant who makes Pre-Tax Contributions for a calendar year to the Plan and comparable contributions to any other qualified defined contribution plan in excess of the Contribution Dollar Limit may notify the Administrator in writing by the following March 1 (or as late as April 14 if allowed by the Administrator) that an excess has occurred. In this event, the amount of the excess specified by the Participant, adjusted for investment gain or loss, shall be refunded to him or her by the April 15 following the year of deferral and shall not be included as an Annual Addition (as defined in Section 13.1) under Code section 415 for the year contributed. The excess amounts shall first be taken from unmatched Pre-Tax Contributions and then from matched Pre-Tax Contributions. Any Matching Contributions attributable to refunded excess Pre-Tax Contributions as described in this Section, adjusted for investment gain or loss, shall be forfeited and used to reduce future Contributions to be made by an Employer as soon as administratively feasible. Refunds and forfeitures shall not include investment gain or loss for the period between the end of the applicable calendar year and the date of distribution or forfeiture.

3.6	Timing, Posting and Tax Considerations

Participants’ Contributions, other than Rollover Contributions, may only be made through payroll deduction. Such amounts shall be paid to the Trustee in cash and posted to each Participant’s Account(s) as soon as such amounts can reasonably be separated from the Employer’s general assets and balanced against the specific amount made on behalf of each Participant. In no event, however, shall such amounts be paid to the Trustee more than 15 business days following the end of the month that includes the date amounts are deducted from a Participant’s Pay (or as that maximum period may be otherwise extended by ERISA). Pre-Tax Contributions shall be treated as Contributions made by an Employer in determining tax deductions under Code section 404(a).

3.7	Catch-Up Contributions

All Employees who are eligible to make elective deferrals under this Plan may make Catch-Up Contributions to this Plan on the following terms and conditions:

(a)	The Employee may make the Catch-Up Contribution if the Employee has attained age 50 before the close of the Plan Year for which the Catch-Up Contribution is made.

(b)	The Catch-Up Contributions must be made in accordance with, and subject to the limitations of Code section 414(b). The Catch-Up Contribution shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the plan implementing the requirements of Code sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of making such Catch-Up Contributions.

(c)	Catch-Up Contributions may be made only for Plan Years beginning after December 31, 2001.

(d)	The aggregate Catch-Up Contributions that may be made to this Plan and other Eligible Retirement Plans under Code section 414(v) are the following amounts for the following years:

2001	$0
2002	$1,000
2003	$2,000
2004	$3,000
2005	$4,000
2006	$5,000
2007-2010	$5,000, indexed annually for inflation in $500 increments
2011 and thereafter	$0

4	ROLLOVER CONTRIBUTIONS AND TRANSFERS FROM AND TO OTHER QUALIFIED PLANS

4.1	Rollover Contributions from Other Plans

The Administrator may authorize the Trustee to accept a Rollover Contribution in cash, directly from an Eligible Employee or as a Direct Rollover from another qualified plan on behalf of the Eligible Employee, even if he or she is not yet a Participant. The Employee shall be responsible for providing satisfactory evidence, in such manner as prescribed by the Administrator, that such Rollover Contribution qualifies as a rollover contribution, within the meaning of Code section 402(c) or 408(d)(3)(A)(ii). Such amounts received directly from an Eligible Employee must be paid to the Trustee in cash within 60 days after the date received by the Eligible Employee from an Eligible Retirement Plan. Rollover Contributions shall be posted to the Eligible Employee’s Rollover Account as of the date received by the Trustee.

If the Administrator later determines that an amount contributed pursuant to the above paragraph did not in fact qualify as a rollover contribution, within the meaning of Code section 402(c) or 408(d)(3)(A)(ii), the balance credited to the Participant’s Rollover Account shall immediately be (1) segregated from all other Plan assets, (2) treated as a nonqualified trust established by and for the benefit of the Participant, and (3) distributed to the Participant. Any such amount shall be deemed never to have been a part of the Plan.

4.2	Transfers From Other Qualified Plans

The Administrator may instruct the Trustee to receive assets in cash or in kind directly from another Eligible Retirement Plan on the following terms and conditions:

(a)	The transferor plan must be a qualified plan described in Code section 401(a) or 403(a), excluding after-tax employee contributions. This plan may also accept rollover contributions from an individual retirement account or annuity described in Code section 408(a) or (b) that is eligible to be rolled over and would otherwise be includable in gross income.

(b)	The Participant complies with reasonable regulations adopted from time to time by the Administrator. The Participant must provide the name and address of the transferor plan and such other information that is needed to accept the transfer from the other plan.

(c)	The transfer will not be accepted if any amounts are not exempted by Code section 401(a)(11)(B) from the annuity requirements of Code section 417 unless the Plan complies with such requirements.

(d)	The transfer will not be accepted if any amounts include benefits protected by Code section 411(d)(6) which would not be preserved under applicable Plan provisions.

(e)	The Trustee may refuse to receive any transfer if the Trustee determines that the type of assets are unacceptable. The Trustee will normally accept rollover contributions only of cash or marketable securities.

(f)	The Trustee must separately account for amounts rolled over. The amounts shall be posted to the appropriate Accounts of Participants and separately accounted for as of the date received by the Trustee.

(g)	To the extent that a transfer includes Participant loans, such loans shall continue in effect subject to the terms and conditions in effect as of the date of the transfer or as otherwise agreed to by the Administrator. The Administrator may for any reason refuse to accept participant loan transfers from other plans.

4.3	Direct Rollovers To Other Plans

A Participant may direct the Trustee to make a Direct Rollover to another IRA or plan if:

(a)	the Participant is entitled to receive an Eligible Rollover Distribution;

(b)	the plan to which the distribution is transferred is an Eligible Retirement Plan;

(c)	the Eligible Retirement Plan receiving the direct rollover authorizes the Direct Rollover into such plan;

(d)	the Participant complies with any reasonable procedures for Direct Rollovers requested by the Administrator. The Administrator may require the Participant to provide additional information and documentation, such as the name of the other Eligible Retirement Plan to which the Direct Rollover will be made, a representation that the Eligible Retirement Plan will accept a Direct Rollover, the address of the transferee plan, and any other information that is necessary for the Trustee or Administrator to make a Direct Rollover;

(e)	the Participant complies with any other requirements under the Code or regulations for a Direct Rollover.

5	EMPLOYER CONTRIBUTIONS

5.1	Matching Contributions

(a)	Frequency and Eligibility. For each period for which Participants’ Contributions are made, the Employer shall make Matching Contributions, as described in the following Allocation Method paragraph, on behalf of each Participant who contributed during the period and who has met the eligibility requirements of Section 2.1.

(b)	Allocation Method. The Matching Contributions for each period shall total 50% of each eligible Participant’s Pre-Tax Contributions for the period. However, no Matching Contributions shall be made based upon a Participant’s Contributions in excess of 6% of his or her Pay. The Employer or the Committee may change the 50% matching rate or the 6% of considered Pay to any other percentages, including 0%, generally by notifying eligible Participants in sufficient time to adjust their Contribution elections prior to the start of the period for which the new percentages apply.

(c)	Timing, Medium and Posting. The Employer shall make each period’s Matching Contribution in cash as soon as administratively feasible, and for purposes of deducting such Contribution, not later than the Employer’s federal tax filing date, including extensions, for the Employer’s taxable year that ends with or within the Plan Year for which the Matching Contribution is made. Such amounts shall be paid to the Trustee and posted to each Participant’s Matching Account once the total Matching Contribution received has been balanced against the specific amount to be credited to each Participant’s Matching Account.

6	ACCOUNTING

6.1	Individual Participant Accounting

The Administrator shall maintain an individual set of Accounts for each Participant in order to reflect transactions both by type of Account and investment medium. Financial transactions shall be accounted for at the individual Account level by posting each transaction to the appropriate Account of each affected Participant. Participant Account values shall be maintained in shares for the Investment Funds and in dollars for the Loan Account. At any point in time, the Account value shall be determined using the most recent Valuation Date values provided by the Trustee.

6.2	Valuation Date Accounting and Investment Cycle

Participant Account values shall be determined as of each Valuation Date. For any transaction to be processed as of a Valuation Date, the Trustee must receive instructions for the transaction by the Valuation Date. Such instructions shall apply to amounts held in the Account on that Valuation Date. Financial transactions of the Investment Funds shall be posted to Participants’ Accounts as of the Valuation Date, based upon the Valuation Date values provided by the Trustee, and settled on the Valuation Date.

6.3	Accounting for Investment Funds

Investments in each Investment Fund shall be maintained in shares. The Trustee is responsible for determining the share values of each Investment Fund as of each Valuation Date. To the extent an Investment Fund is comprised of collective investment funds offered by the Trustee or any other entity authorized to offer collective investment funds, the share values shall be determined in accordance with the rules governing such collective investment funds, which are incorporated herein by reference. All other share values shall be determined by the Trustee. The share value of each Investment Fund shall be based on the fair market value of its underlying assets.

6.4	Payment of Fees and Expenses

Except to the extent Plan fees and expenses related to Account maintenance, transaction and Investment Fund management and maintenance, set forth below, are paid by the Employer directly, such fees and expenses shall be paid as set forth below.

(a)	Account Maintenance: Account maintenance fees and expenses, may include but are not limited to, administrative, Trustee, government annual report preparation, audit, legal, nondiscrimination testing and fees for any other special services. Account maintenance fees shall be charged to Participants on a per Participant basis provided that no fee shall reduce a Participant’s Account balance below zero.

(b)	Investment Fund Management and Maintenance: Management and maintenance fees and expenses related to the Investment Funds shall be charged at the Investment Fund level and reflected in the net gain or loss of each Investment Fund.

The Company may determine that the Employers pay a lower portion of the fees and expenses allocable to the Accounts of Participants who are no longer Employees or who are not Beneficiaries, unless doing so would result in discrimination prohibited under Code section 401(a)(4) or a significant detriment prohibited by Code section 411(a)(11). As of the Effective Date, a breakdown of which Plan fees and expenses shall generally be borne by the Trust (and charged to individual Participants’ Accounts or charged at the Investment Fund level and reflected in the net gain or loss of each Investment Fund) and those that shall be paid by the Employer is set forth in Appendix B, which may be changed from time to time by the Company, in writing, without the necessity of amending the Plan and Trust.

The Trustee shall have the authority to pay any such fees and expenses, which remain unpaid by the Employer for 60 days, from the Trust.

6.5	Accounting for Participant Loans

Participant loans shall be held in a separate Loan Account of the Participant and accounted for in dollars as an earmarked asset of the borrowing Participant’s Account.

6.6	Error Correction

The Administrator may correct any errors or omissions in the administration of the Plan by restoring any Participant’s Account balance with the amount that would be credited to the Account had no error or omission been made. Funds necessary for any such restoration shall be provided through payment made by the Employer, or by the Trustee to the extent the error or omission is attributable to actions or inactions of the Trustee.

6.7	Participant Statements

The Administrator shall provide Participants with statements of their Accounts as soon after the end of each quarter of the Plan Year as administratively feasible.

6.8	Special Accounting During Conversion Period

The Administrator and Trustee may use any reasonable accounting methods in performing their respective duties during any Conversion Period. This includes, but is not limited to, the method for allocating net investment gains or losses and the extent, if any, to which contributions received by and distributions paid from the Trust during this period share in such allocation.

6.9	Accounts for Alternate Payees

A separate Account shall be established for an Alternate Payee entitled to any portion of a Participant’s Account under a QDRO as of the date and in accordance with the directions specified in the QDRO. In addition, a separate Account may be established during the period of time the Administrator, a court of competent jurisdiction or other appropriate person is determining whether a domestic relations order qualifies as a QDRO. Such a separate Account shall be valued and accounted for in the same manner as any other Account.

(a)	Distributions Pursuant to QDROs. If a QDRO so provides, the portion of a Participant’s Account payable to an Alternate Payee may be distributed, in a form permissible under Section 11 and Code section 414(p), to the Alternate Payee at any time beginning as soon as practicable after the QDRO determination is made, regardless of whether the Participant is entitled to a distribution from the Plan at such time. The Alternate Payee shall be provided the notice prescribed by Code section 402(f).

(b)	Participant Loans. Except to the extent required by law, an Alternate Payee, on whose behalf a separate Account has been established, shall not be entitled to borrow from such Account. If a QDRO specifies that the Alternate Payee is entitled to any portion of the Account of a Participant who has an outstanding loan balance, all outstanding loans shall generally continue to be held in the Participant’s Account and shall not be divided between the Participant’s and Alternate Payee’s Accounts.

(c)	Investment Direction. Where a separate Account has been established on behalf of an Alternate Payee and has not yet been distributed, the Alternate Payee may direct the investment of such Account in the same manner as if he or she were a Participant.

7	INVESTMENT FUNDS AND ELECTIONS

7.1	Investment Funds

Except for Participants’ Loan Account and any unallocated funds invested in interest bearing deposits (which may include interest bearing deposits of the Trustee) and/or money market type assets or funds, pending allocation to Participants’ Accounts, or disbursement to pay Plan fees and expenses, the Trust shall be maintained in various Investment Funds. The Administrator shall select the Investment Funds offered to Participants and may change the number or composition of the Investment Funds, subject to the terms and conditions agreed to with the Trustee. As of the Effective Date, a list of the Investment Funds offered under the Plan is set forth in Appendix A, which may be changed from time to time by the Administrator, in writing, and as agreed to by the Trustee, without the necessity of amending the Plan and Trust.

The Administrator may set a maximum percentage of the total election that a Participant may direct into any specific Investment Fund, which maximum, if any, as of the Effective Date is set forth in Appendix A, which may be changed from time to time by the Administrator, in writing, without the necessity of amending the Plan and Trust.

7.2	Responsibility for Investment Choice

Each Participant shall be solely responsible for the selection of his or her Investment Fund choices. No fiduciary with respect to the Plan is empowered to advise a Participant as to the manner in which his or her Accounts are to be invested, and the fact that an Investment Fund is offered shall not be construed to be a recommendation for investment.

During any Conversion Period, Trust assets may be held in any investment vehicle permitted by the Plan, as directed by the Administrator, irrespective of prior Participant investment elections.

7.3	Investment Fund Elections

A Participant shall provide his or her initial investment election upon becoming a Participant and may change his or her investment election at any time in accordance with procedures established by the Administrator and the Trustee. A Participant shall make his or her investment election in any combination of one or any number of the Investment Funds offered in accordance with the procedures established by the Administrator and Trustee. Investment elections received by the Trustee shall be effective on the Valuation Date.

7.4	Default if No Valid Investment Election

The Administrator shall specify an Investment Fund for the investment of that portion of a Participant’s Account which is not yet held in an Investment Fund and for which no valid investment election is on file. The Investment Fund specified as of the Effective Date is set forth in Appendix A, which may be changed from time to time by the Administrator, in writing, without the necessity of amending the Plan and Trust.

7.5	Investment Fund Election Change Fees

A reasonable processing fee may be charged directly to a Participant’s Account for Investment Fund election changes in excess of a specified number per year as determined by the Administrator.

8	VESTING

8.1	Fully Vested Accounts

A Participant shall be fully vested in all Accounts at all times.

9	PARTICIPANT LOANS

9.1	Participant Loans Permitted

Loans to Participants and Beneficiaries are permitted pursuant to the terms and conditions set forth in this Section, except that a loan shall not be permitted to a Participant who is no longer an Employee or to a Beneficiary, unless such Participant or Beneficiary is otherwise a party in interest (as defined in ERISA section 3(14)).

9.2	Loan Application, Note and Security

A Participant shall apply for any loan in such manner and with such advance notice as prescribed by the Administrator. Each loan shall be evidenced by a promissory note, secured only by the portion of the Participant’s Account from which the loan is made, and the Plan shall have a lien on this portion of his or her Account.

9.3	Spousal Consent

A Participant is not required to obtain Spousal Consent in order to borrow from his or her Account under the Plan, unless they have transferred into this plan with a grandfathered benefit that allows a joint and survivor option.

9.4	Loan Approval

The Administrator, or the Trustee, if otherwise authorized by the Administrator and agreed to by the Trustee, is responsible for determining that a loan request conforms to the requirements described in this Section and granting such request.

9.5	Loan Funding Limits, Account Sources and Funding Order

The loan amount must meet all of the following limits as determined as of the Valuation Date then the loan is processed and shall be funded from the Participant’s Accounts as follows:

(a)	Plan Minimum Limit. The minimum amount for any loan is $500.

(b)	Plan Maximum Limit, Account Sources and Funding Order. Subject to the legal limit described in (c) below, the maximum a Participant may borrow, including the aggregate outstanding balances of existing Plan loans, is 100% of the Participant’s Accounts.

(c)	Legal Maximum Limit. The maximum a Participant may borrow, including the aggregate outstanding balances of existing Plan loans, is 50% of his or her vested Account balance, not to exceed $50,000. However, the $50,000 maximum is reduced by the Participant’s highest aggregate outstanding Plan loan balance during the 12-month period ending on the day before the Valuation Date as of which the loan is made. For purposes of this paragraph, the qualified plans of all Related Companies shall be treated as though they are part of the Plan to the extent it would decrease the maximum loan amount.

9.6	Maximum Number of Loans

A Participant may have only one loan outstanding at any given time.

9.7	Source and Timing of Loan Funding

A loan to a Participant shall be made solely from the assets of his or her own Account. The available assets shall be determined first by Account and then within each Account used for funding a loan, amounts shall be taken from the Investment Fund in direct proportion to the market value of the Participant’s interest in each Investment Fund as of the Valuation Date on which the loan is processed.

The loan shall be funded on the Valuation Date as of which the loan is processed. The Trustee shall make payment to the Participant as soon thereafter as administratively feasible.

9.8	Interest Rate

The interest rate charged on Participant loans shall be a fixed reasonable rate of interest, determined from time to time by the Administrator, which provides the Plan with a return commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances. As of the Effective Date, the interest rate is determined as set forth in Appendix C, which may be changed from time to time by the Administrator, in writing, without the necessity of amending the Plan and Trust.

9.9	Loan Payment

Substantially level amortization shall be required of each loan with payments made at least monthly, generally through payroll deduction. Loans may be prepaid in full or in part at any time. The Participant may choose the loan repayment period, not to exceed 5 years.

9.10	Loan Payment Hierarchy

Loan principal payments shall be credited to the Participant’s Accounts in the inverse of the order used to fund the loan. Loan interest shall be credited to the Participant’s Accounts in direct proportion to the principal payment. Loan payments are credited to the Investment Funds based upon the Participant’s current investment election for new Contributions.

9.11	Repayment Suspension

The Administrator may agree to a suspension of loan payments for up to 12 months for a Participant who is on a Leave of Absence without pay. During the suspension period, interest shall continue to accrue on the outstanding loan balance. At the expiration of the suspension period all outstanding loan payments and accrued interest thereon shall be due unless otherwise agreed upon by the Administrator.

9.12	Loan Default

A loan is treated as in default if a scheduled loan payment is not made at the time required. A Participant shall then have a grace period to cure the default before it becomes final. Such grace period shall be for a period that does not extend beyond the last day of the calendar quarter following the calendar quarter in which the scheduled loan payment was due or such lesser or greater maximum period as may later be authorized by Code section 72(p).

In the event a default is not cured within the grace period, the Administrator may direct the Trustee to report the outstanding principal balance of the loan and accrued interest thereon as a taxable distribution to the Participant. As soon as a Plan withdrawal or distribution to such Participant would otherwise be permitted, the Administrator may instruct the Trustee to execute upon its security interest in the Participant’s Account by distributing the note to the Participant.

9.13	Call Feature

The Administrator shall have the right to call any Participant loan once a Participant’s employment with all Related Companies has terminated, unless he or she is otherwise a party in interest (as defined in ERISA section 3(14)), or if the Plan is terminated.

10	IN-SERVICE WITHDRAWALS

10.1	In-Service Withdrawals Permitted

In-service withdrawals to a Participant who is an Employee are permitted pursuant to the terms and conditions set forth in this Section and pursuant to the terms and conditions set forth in Section 11 with regard to an in-service withdrawal made in accordance with a Participant’s Required Beginning Date.

10.2	In-Service Withdrawal Application and Notice

A Participant shall apply for any in-service withdrawal in such manner and with such advance notice as prescribed by the Administrator. The Participant shall be provided the notice prescribed by Code section 402(f).

Code sections 401(a)(11) and 417 do not apply to in-service withdrawals under the Plan. An in-service withdrawal may commence less than 30 days after the aforementioned notice is provided, if:

(a)	the Participant is clearly informed that he or she has the right to a period of at least 30 days after receipt of such notice to consider his or her option to elect or not elect a Direct Rollover for all or a portion, if any, of his or her in-service withdrawal which constitutes an Eligible Rollover Distribution; and

(b)	the Participant after receiving such notice, affirmatively elects a Direct Rollover for all or a portion, if any, of his or her in-service withdrawal which constitutes an Eligible Rollover Distribution or alternatively elects to have all or a portion made payable directly to him or her, thereby not electing a Direct Rollover for all or a portion thereof.

Notwithstanding the foregoing, Hardship Withdrawal amounts withdrawn from a Participant’s Pre-Tax Account shall not constitute an Eligible Rollover Distribution.

10.3	Spousal Consent

A Participant is not required to obtain Spousal Consent in order to receive an in-service withdrawal under the Plan.

10.4	In-Service Withdrawal Approval

The Administrator, or the Trustee, if otherwise authorized by the Administrator and agreed to by the Trustee, is responsible for determining whether an in-service withdrawal request conforms to the requirements described in this Section and granting such request.

10.5	Payment Form and Medium

The form of payment for an in-service withdrawal shall be a single lump sum and payment shall be made in cash. With regard to the portion of an in-service withdrawal representing an Eligible Rollover Distribution, a Participant may elect a Direct Rollover for all or a portion of such amount.

10.6	Source and Timing of In-Service Withdrawal Funding

An in-service withdrawal to a Participant shall be made solely from the assets of his or her own Account and shall be based on the Account values as of the Trade Date the in-service withdrawal is processed. The available assets shall be determined first by Account and then within each Account used for funding an in-service withdrawal, amounts shall be taken by Investment Fund in direct proportion to the market value of the Participant’s interest in each Investment Fund (which excludes his or her Loan Account balance) as of the Valuation Date on which the in-service withdrawal is processed.

10.7	Hardship Withdrawals

(a)	Requirements. A Participant who is an Employee may request the withdrawal of up to the amount necessary to satisfy a financial need including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal. Only requests for withdrawals (1) on account of a Participant’s “Deemed Financial Need” and (2) which are “Deemed Necessary” to satisfy the financial need shall be approved.

(b)	“Deemed Financial Need”. An immediate and heavy financial need relating to:

(1)	the payment of unreimbursed medical care expenses (described under Code section 213(d)) incurred (or to be incurred) by the Employee, his or her spouse or dependents (as defined in Code section 152);

(2)	the purchase (excluding mortgage payments) of the Employee’s principal residence;

(3)	the payment of unreimbursed tuition, related educational fees and room and board for up to the next 12 months of post-secondary education for the Employee, his or her spouse or dependents (as defined in Code section 152);

(4)	the payment of amounts necessary for the Employee to prevent losing his or her principal residence through eviction or foreclosure on the mortgage; or

(5)	any other circumstance specifically permitted under Code section 401(k)(2)(B)(i)(IV).

(c)	“Deemed Necessary”. A withdrawal is “Deemed Necessary” to satisfy the financial need only if the withdrawal amount does not exceed the financial need and all of these conditions are met:

(1)	the Employee has obtained all possible withdrawals (other than hardship withdrawals) and nontaxable loans available from the Plan and all other plans maintained by Related Companies, unless repayment of this loan would create an additional financial hardship;

(2)	the Administrator shall suspend the Employee from making any contributions to the Plan and all other qualified and nonqualified plans of deferred compensation and all stock option or stock purchase plans maintained by Related Companies for 12 months from the date the withdrawal payment, or six months for Plan Years after December 31, 2001; and

(3)	the Administrator shall reduce the Contribution Dollar Limit for the Employee with regard to the Plan and all other plans maintained by Related Companies, for the calendar year next following the calendar year of the withdrawal by the amount of the Employee’s Pre-Tax Contributions for the calendar year of the withdrawal.

(c)	Account Sources and Funding Order. All available amounts must first be withdrawn from a Participant’s After-Tax Account. The remaining withdrawal shall come from the following of the Participant’s Accounts, in the priority order as follows:

Rollover Account

Matching Account

Prior Plan Account

Pre-Tax Account

The amount that may be withdrawn from a Participant’s Pre-Tax Account shall not include any amounts attributable to earnings after December 31, 1988.

The amount that may be withdrawn from a Participant’s Matching Account shall not include any amounts attributable to contributions or earnings after the start of the first Plan Year beginning after December 31, 1988.

(d)	Minimum Amount. There is no minimum amount for a hardship withdrawal.

(e)	Permitted Frequency. There is no restriction on the number of hardship withdrawals permitted to a Participant.

(f)	Suspension from Further Contributions. Upon making a hardship withdrawal, a Participant may not make additional Pre-Tax Contributions (or additional contributions to all other qualified and nonqualified plans of deferred compensation and all stock option or stock purchase plans maintained by Related Companies), if his or her hardship withdrawal was “Deemed Necessary”, and shall not be eligible to receive Match Contributions, for a period of 12 months from the date the withdrawal payment is made. The Suspension Period shall be six months, instead of 12 months, for hardship withdrawals after December 31, 2001.

10.8	After-Tax Account Withdrawals

(a)	Requirements. A Participant who is an Employee may make an After-Tax Account withdrawal.

(b)	Account Sources and Funding Order. The withdrawal shall come from a Participant’s After-Tax Account.

(c)	Minimum Amount. There is no minimum amount for an After-Tax Account withdrawal.

(c)	Permitted Frequency. There is no restriction on the number of After-Tax Account withdrawals permitted to a Participant.

(d)	Suspension from Further Contributions. An After-Tax Account withdrawal shall not affect a Participant’s ability to make further Contributions.

10.9	Rollover Account Withdrawals

(a)	Requirements. A Participant who is an Employee may make a Rollover Account withdrawal.

(b)	Account Sources and Funding Order. The withdrawal shall come from a Participant’s Rollover Account.

(c)	Minimum Amount. There is no minimum amount for a Rollover Account withdrawal.

(c)	Permitted Frequency. There is no restriction on the number of Rollover Account withdrawals permitted to a Participant.

(d)	Suspension from Further Contributions. A Rollover Account withdrawal shall not affect a Participant’s ability to make further Contributions.

10.10	Over Age 59 1/2 Withdrawals

(a)	Requirements. A Participant who is an Employee and over age 59 1/ 2 may make an Over Age 59 1/2 withdrawal.

(b)	Minimum Amount. There is no minimum amount for an Over Age 59 1/ 2 withdrawal.

(c)	Permitted Frequency. The maximum number of Over Age 59 1/2 withdrawals permitted to a Participant in any 12-month period is not to exceed one per month.

(d)	Suspension from Further Contributions. An Over Age 59 1/2 withdrawal shall not affect a Participant’s ability to make or be eligible to receive further Contributions.

11	DISTRIBUTIONS ONCE EMPLOYMENT ENDS OR BY REASON OF A PARTICIPANT’S REQUIRED BEGINNING DATE

11.1	Benefit Information, Notices and Election

A Participant, or his or her Beneficiary in the case of his or her death, shall be provided with information regarding all optional times and forms of distribution available under the Plan, including the notices prescribed by Code sections 402(f) and 411(a)(11). Subject to the other requirements of this Section, a Participant, or his or her Beneficiary in the case of his or her death, may elect, in such manner and with such advance notice as prescribed by the Administrator, to have his or her vested Account balance distributed beginning upon any Valuation Date following the Participant’s termination of employment with all Related Companies and a reasonable period of time during which the Administrator shall process, and inform the Trustee of, the Participant’s termination or, if earlier, at the time of the Participant’s Required Beginning Date.

Notwithstanding, if a Participant’s termination of employment with all Related Companies does not constitute a separation from service for purposes of Code section 401(k)(2)(B)(i)(I) or otherwise constitute an event set forth under Code section 401(k)(10)(A)(ii) or (iii) as described in Section 19.3, the portion of a Participant’s Account subject to the distribution rules of Code section 401(k) may not be distributed until such time as he or she separates from service for purposes of Code section 401(k)(2)(B)(i)(I) or, if earlier, upon such other event as described in Code section 401(k)(2)(B) and as provided for in the Plan.

Code sections 401(a)(11) and 417 do not apply to distributions under the Plan. A distribution may commence less than 30 days after the above notices are provided, if:

(a)	the Participant is clearly informed that he or she has the right to a period of at least 30 days after receipt of such notices to consider the decision as to whether to elect a distribution and if so to elect a particular form of distribution and to elect or not elect a Direct Rollover for all or a portion, if any, of his or her distribution which constitutes an Eligible Rollover Distribution; and

(b)	the Participant after receiving such notices, affirmatively elects a distribution and a Direct Rollover for all or a portion, if any, of his or her distribution which constitutes an Eligible Rollover Distribution or alternatively elects to have all or a portion made payable directly to him or her, thereby not electing a Direct Rollover for all or a portion thereof.

11.2	Spousal Consent

A Participant is not required to obtain Spousal Consent in order to receive a distribution under the Plan.

11.3	Payment Form and Medium

Except to the extent otherwise provided by Section 11.4, a Participant may elect to be paid in any of these forms:

(a)	a single lump sum; or

(b)	a portion paid in a lump sum, and the remainder paid later (partial payment); or

(c)	periodic installments over a period not to exceed the life expectancy of the Participant and his or her Beneficiary.

Distributions shall be made in cash, except to the extent a distribution consists of a loan call as described in Section 9. With regard to the portion of a distribution representing an Eligible Rollover Distribution, a Distributee may elect a Direct Rollover for all or a portion of such amount.

11.4	Source and Timing of Distribution Funding

A distribution to a Participant shall be made solely from the assets of his or her own Account and shall be based on the Account values as of the Valuation Date the distribution is processed. The available assets shall be determined first by Account and then within each Account used for funding a distribution, amounts shall be taken from the Investment Fund in direct proportion to the market value of the Participant’s interest in each Investment Fund as of the Valuation Date on which the distribution is processed.

The distribution shall be funded on the Valuation Date as of which the distribution is processed. The Trustee shall make payment to the Participant or on behalf of the Participant as soon thereafter as administratively feasible.

11.5	Latest Commencement Permitted

In addition to any other Plan requirements and unless a Participant elects otherwise, his or her benefit payments shall begin not later than 60 days after the end of the Plan Year in which he or she attains his or her Normal Retirement Date or retires, whichever is later. However, if the amount of the payment or the location of the Participant (after a reasonable search) cannot be ascertained by that deadline, payment shall be made no later than 60 days after the earliest date on which such amount or location is ascertained but in no event later than the Participant’s Required Beginning Date. A Participant’s failure to elect in such manner as prescribed by the Administrator to have his or her vested Account balance distributed, shall be deemed an election by the Participant to defer his or her distribution but in no event shall his or her benefit payments commence later than his or her Required Beginning Date.

With regard to a Participant who is an Employee and who commenced benefit payments in accordance with Code section 401(a)(9) as in effect prior to January 1, 1997, and who is not a 5% Owner, he or she may, but is not required to, discontinue such benefit payments until he or she is otherwise required to again commence benefit payments in accordance with Code section 401(a)(9) as in effect for calendar years commencing after December 31, 1996.

Notwithstanding any provision of the Plan to the contrary, distributions may be made pursuant to the terms of any method of distribution elected by an Employee who was a Participant prior to January 1, 1984, in accordance with the terms of the Plan as in effect immediately prior to that date, provided that the election shall remain in effect only until revoked and (if revoked) may not later be reinstated.

If benefit payments cannot begin at the time required because the location of the Participant cannot be ascertained (after a reasonable search), the Administrator may, at any time thereafter, treat such person’s Account as forfeited subject to the provisions of Section 18.6.

11.6	Payment Within Life Expectancy

The Participant’s payment election must be consistent with the requirements of Code section 401(a)(9).

With respect to distributions under the Plan made on or after January 17, 2001 for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Code section 401(a)(9) in accordance with the regulations under Code section 401(a)(9) that were proposed on January 17, 2001 (the 2001 Proposed Regulations), notwithstanding any provision of the Plan to the contrary. If the total amount of required minimum distributions made to a participant for 2001 prior to January 17, 2001 are equal to or greater than the amount of required minimum distributions determined under the 2001 Proposed Regulations, then no additional distributions are required for such participant for 2001 on or after such date. If the total amount of required minimum distributions made to a participant for 2001 prior to January 17, 2001 are less than the amount determined under the 2001 Proposed Regulations, then the amount of required minimum distributions for 2001 on or after such date will be determined so that the total amount of required minimum distributions for 2001 is the amount determined under the 2001 Proposed Regulations. This amendment shall continue in effect until the last calendar year beginning before the effective date of the final regulations under Code section 401(a)(9) or such other date as may be published by the Internal Revenue Service.

11.7	Incidental Benefit Rule

The Participant’s payment election must be consistent with the requirement that, if the Participant’s spouse is not his or her sole primary Beneficiary, the minimum annual distribution for each calendar year, beginning with the calendar year preceding the calendar year that includes the Participant’s Required Beginning Date, shall not be less than the quotient obtained by dividing (a) the Participant’s vested Account balance as of the last Valuation Date of the preceding year by (b) the applicable divisor as determined under the tables published from time to time by the Internal Revenue Service.

11.8	Payment to Beneficiary

Payment to a Beneficiary must be completed by the end of the calendar year that contains the fifth anniversary of the Participant’s death, except that:

(a)	If the Participant designated one or more individual Beneficiaries, then Minimum Distributions may be made in installments beginning by December 31 of the calendar year following the death of Participant. The Minimum Distribution Amount for each Distribution Year following the death of the Participant shall be made by dividing the Participant’s Vested Account Balance as of the last Valuation Date of the preceding year by the applicable divisor as determined under tables published from time to time by the Internal Revenue Service;

(b)

If the surviving spouse is the Beneficiary, payments need not begin until the later of (i) the end of the calendar year that includes the first anniversary of the Participant’s death, or (ii) the end of the calendar year in which the Participant would have attained age 70 1/2 and must be completed within the spouse’s life or life expectancy; and

(c)	If the Participant and the surviving spouse who is the Beneficiary die (i) before the Participant’s Required Beginning Date and (ii) before payments have begun to the spouse, the spouse shall be treated as the Participant in applying these rules.

11.9	Beneficiary Designation

Each Participant may complete a beneficiary designation form indicating the Beneficiary who is to receive the Participant’s remaining Plan interest at the time of his or her death and such designation may be changed at any time. However, a Participant’s spouse shall be the sole primary Beneficiary unless the designation includes Spousal Consent for another Beneficiary. If no proper designation is in effect at the time of a Participant’s death or if the Beneficiary does not survive the Participant, the Beneficiary shall be, in the order listed, the:

(a)	Participant’s surviving spouse,

(b)	Participant’s children, in equal shares, (or if a child does not survive the Participant, and that child leaves issue, the issue shall be entitled to that child’s share, by right of representation) or

(c)	Participant’s estate.

12	ADP AND ACP TESTS

12.1	Contribution Limitation Definitions

The following definitions are applicable to this Section 12 (where a definition is contained in both Sections 1 and 12, for purposes of Section 12 the Section 12 definition shall be controlling):

(a)	“ACP” or “Average Contribution Percentage”. The Average Percentage calculated using Contributions allocated to Participants as of a date within the Plan Year.

(b)	“ACP Test”. The determination of whether the ACP is in compliance with the Basic or Alternative Limitation for a Plan Year (as defined in Section 12.2).

(c)	“ADP” or “Average Deferral Percentage”. The Average Percentage calculated using Deferrals allocated to Participants as of a date within the Plan Year.

(c)	“ADP Test”. The determination of whether the ADP is in compliance with the Basic or Alternative Limitation for a Plan Year (as defined in Section 12.2).

(d)	“Average Percentage”. The average of the calculated percentages for Participants within the specified group. The calculated percentage refers to either the “Deferrals” or “Contributions” (as defined in this Section) made on each Participant’s behalf for the Plan Year, divided by his or her Compensation. (Pre-Tax Contributions to the Plan or comparable contributions to plans of Related Companies which must be refunded solely because they exceed the Contribution Dollar Limit are included in the percentage for the HCE Group but not for the NHCE Group.)

(e)	“Contributions” shall include Matching and may include Pre-Tax, but with regard to Pre-Tax, only to the extent that (1) the Administrator elects to use them, (2) they are not used or counted in the ADP Test and (3) they otherwise satisfy the requirements as prescribed under Code section 401(m) permitting treatment as Contributions for purposes of the ACP Test.

(f)	“Current Year Testing Method”. The use of the Plan Year’s ADP for the Plan Year’s NHCE Group for purposes of performing the Plan Year’s ADP Test and/or the use of the Plan Year’s ACP for the Plan Year’s NHCE Group for purposes of performing the Plan Year’s ACP Test.

(g)	“Deferrals” shall include Pre-Tax Contributions.

(h)	“HCE” or “Highly Compensated Employee”. For Plan Years commencing after December 31, 1996, with respect to all Related Companies, an Employee who (in accordance with Code section 414(q)):

(1)	Was a more than 5% Owner (within the meaning of Code section 414(q)(2)) at any time during the Plan Year or the preceding Plan Year; or

(2)	Received Compensation during the preceding Plan Year in excess of $80,000 (as adjusted for such Year pursuant to Code sections 414(q)(1) and 415(d)) or, if the Company elects for such preceding Plan Year, “in excess of $80,000 (as adjusted for such Year pursuant to Code sections 414(q)(1) and 415(d)) and was a member of the “top-paid group” (within the meaning of Code section 414(q)(3)) for such preceding Plan Year” shall be substituted for the preceding reference to “in excess of $80,000 (as adjusted for such Year pursuant to Code sections 414(q)(1) and 415(d))”. The $80,000 amount referred to above shall be $90,000 for Plan Years beginning in 2002 (subject to adjustment as provided above).

A former Employee shall be treated as an HCE if (1) such former Employee was an HCE when he or she separated from service, or (2) such former Employee was an HCE in service at any time after attaining age 55.

The determination of who is an HCE and the determination of the number and identity of Employees in the top-paid group shall be made in accordance with Code section 414(q).

(i)

“HCE Group” and “NHCE Group”. With respect to all Related Companies, the respective group of HCEs and NHCEs who are eligible to have amounts contributed on their behalf for the respective Plan Year, including Employees who would be eligible but for their election not to participate or to contribute, or because their Pay is greater than zero but does not exceed a stated minimum. For Plan Years commencing after December 31, 1998, with respect to all Related Companies, if the Plan permits participation prior to an Eligible Employee’s satisfaction of the minimum age and service requirements of Code section 410(a)(1)(A), Eligible Employees who have not met the minimum age and service requirements of Code section 410(a)(1)(A) may be excluded in the determination of the NHCE Group, but not in the determination of the HCE Group, for purposes of (i) the ADP Test, if Code section 410(b)(4)(B) is applied in determining whether the 401(k) portion of the Plan meets the requirements of Code section 410(b), or (ii) the ACP Test, if Code section 410(b)(4)(B) is applied in determining whether the 401(m) portion of the Plan meets the requirements of Code section 410(b).

(3)	If the Related Companies maintain two or more plans which are subject to the ADP or ACP Test and are considered as one plan for purposes of Code sections 401(a)(4) or 410(b), all such plans shall be aggregated and treated as one plan for purposes of meeting the ADP and ACP Tests, provided that the plans may only be aggregated if they have the same plan year.

(4)	If an HCE is covered by more than one cash or deferred arrangement, or more than one arrangement permitting employee or matching contributions, maintained by the Related Companies, all such plans shall be aggregated and treated as one plan (other than those plans that may not be permissively aggregated) for purposes of calculating the separate percentage for the HCE which is used in the determination of the Average Percentage. For purposes of the preceding sentence, if such plans have different plan years, the plans are aggregated with respect to the plan years ending with or within the same calendar year.

(j)	“Multiple Use Test”. The test described in Section 12.4 which a Plan must meet where the Alternative Limitation (described in Section 12.2) is used to meet both the ADP and ACP Tests. The Multiple Use Test shall not apply for Plan Years after December 31, 2001.

(k)	“NHCE” or “Non-Highly Compensated Employee”. An Employee who is not an HCE.

(l)	“Prior Year Testing Method”. The use of the preceding Plan Year’s ADP for the preceding Plan Year’s NHCE Group for purposes of performing the Plan Year’s ADP Test and/or the use of the preceding Plan Year’s ACP for the preceding Plan Year’s NHCE Group for purposes of performing the Plan Year’s ACP Test.

12.2	ADP and ACP Tests

For Plan Years commencing before January 1, 1997, for each Plan Year, the Current Year Testing Method shall be used and the ADP and ACP for the HCE Group must meet either the Basic or Alternative Limitation when compared to the respective ADP and ACP for the NHCE Group, defined below:

For Plan Years commencing after December 31, 1996, for each Plan Year, the Prior Year Testing Method shall be used and the ADP and ACP for the HCE Group must meet either the Basic or Alternative Limitation when compared to the respective preceding Plan Year’s ADP and ACP for the preceding Plan Year’s NHCE Group, defined as follows:

(a)	Basic Limitation. The HCE Group Average Percentage may not exceed 1.25 times the NHCE Group Average Percentage.

(b)	Alternative Limitation. The HCE Group Average Percentage is limited by reference to the NHCE Group Average Percentage as follows:

If the NHCE Group Average Percentage is:	Then the Maximum HCE Group Average Percentage is:
Less than 2% 2% to 8% More than 8%	2 times NHCE Group Average % NHCE Group Average % plus 2% NA - Basic Limitation applies

Alternatively, the Company may elect to use the Current Year Testing Method and the ADP and/or ACP for the HCE Group must meet either the Basic or Alternative Limitation as defined above when compared to the respective Plan Year’s ADP and/or ACP for the Plan Year’s NHCE Group. If a Current Year Testing Method election is made, such election may not be changed except as provided by the Code.

In the case of the first Plan Year in which the Plan is subject to the requirements of Code section 401(k), the amount taken into account as the “preceding Plan Year’s ADP for the preceding Plan Year’s NHCE Group”, shall be (i) 3%, or (ii) if the Company elects, the Plan Year’s ADP. The preceding sentence shall not apply with regard to a Plan that is a successor plan or, if for such first Plan Year, the Plan is aggregated with another plan that was subject to the requirements of Code section 401(k) in the preceding year and treated as one plan for purposes of meeting the ADP Test.

12.3	Correction of ADP and ACP Tests

For Plan Years commencing after December 31, 1996, for each Plan Year, if the ADP or ACP Tests are not met, the Administrator shall determine, no later than the end of the next Plan Year, a maximum percentage to be used in place of the calculated percentage for all HCEs that would reduce the ADP and/or ACP for the HCE Group by a sufficient amount to meet the ADP and ACP Tests.

With regard to each HCE whose Deferral percentage and/or Contribution percentage is in excess of the maximum percentage, a dollar amount of excess Deferrals and/or excess Contributions shall then be determined by (i) subtracting the product of such maximum percentage for the ADP and the HCE’s Compensation from the HCE’s actual Deferrals and (ii) subtracting the product of such maximum percentage for the ACP and the HCE’s Compensation from the HCE’s actual Contributions. Such amounts shall then be aggregated to determine the total dollar amount of excess Deferrals and/or excess Contributions. ADP and/or ACP corrections shall be made in accordance with the leveling method as described below.

(a)	ADP Correction. The HCE with the highest Deferral dollar amount shall have his or her Deferral dollar amount reduced in an amount equal to the lesser of the dollar amount of excess Deferrals for all HCEs or the dollar amount that would cause his or her Deferral dollar amount to equal that of the HCE with the next highest Deferral dollar amount. The process shall be repeated until the total of the Deferral dollar amount reductions equals the dollar amount of excess Deferrals for all HCEs.

To the extent an HCE’s Deferrals were determined to be reduced as described in the paragraph above, Pre-Tax Contributions shall, by the end of the next Plan Year, be refunded to the HCE, except that such amount to be refunded shall be reduced by Pre-Tax Contributions previously refunded because they exceeded the Contribution Dollar Limit. The excess amounts shall first be taken from unmatched Pre-Tax Contributions and then from matched Pre-Tax Contributions. Any Matching Contributions attributable to refunded excess Pre-Tax Contributions as described in this Section, adjusted for investment gain or loss for the Plan Year to which the excess Pre-Tax Contributions relate, shall be forfeited and used to reduce future Contributions to be made by an Employer as soon as administratively feasible.

(b)

ACP Correction. The HCE with the highest Contribution dollar amount shall have his or her Contribution dollar amount reduced in an amount equal to the lesser of the dollar amount of excess Contributions for all

HCEs or the dollar amount that would cause his or her Contribution dollar amount to equal that of the HCE with the next highest Contribution dollar amount. The process shall be repeated until the total of the Contribution dollar amount reductions equals the dollar amount of excess Contributions for all HCEs.

To the extent an HCE’s Contributions were determined to be reduced as described in the paragraph above, Matching Contributions shall, by the end of the next Plan Year, be refunded to the HCE.

(c)	Investment Fund Sources. Once the amount of excess Deferrals and/or Contributions is determined, and with regard to excess Contributions, allocated by type of Contribution, within each Account from which amounts are refunded amounts shall be taken from the Investment Fund in direct proportion to the market value of the Participant’s interest in each Investment Fund (which excludes his or her Loan Account balance) as of the Valuation Date on which the correction is processed.

12.4	Multiple Use Test

If the Alternative Limitation (defined in Section 12.2) is used to meet both the ADP and ACP Tests, the ADP and ACP for the HCE Group must also comply with the requirements of Code section 401(m)(9). Such Code section requires that the sum of the ADP and ACP for the HCE Group (as determined after any corrections needed to meet the ADP and ACP Tests have been made) not exceed the sum (which produces the most favorable result) of:

(a)	the Basic Limitation (defined in Section 12.2) applied to either the ADP or ACP for the NHCE Group, and

(b)	the Alternative Limitation applied to the other NHCE Group percentage.

The multiple-use test described in this Section 12, and in Section 1.401(m)-2 of the Treasury Regulation, shall not apply for plan years beginning after December 31, 2001.

12.5	Correction of Multiple Use Test

If the multiple use limit is exceeded, the Administrator shall determine a maximum percentage to be used in place of the calculated percentage for all HCEs that would reduce either or both the ADP or ACP for the HCE Group by a sufficient amount to meet the multiple use limit. Any excess shall be corrected in the same manner that excess Deferrals or Contributions are corrected.

12.6	Adjustment for Investment Gain or Loss

Any excess Deferrals or Contributions to be refunded to a Participant in accordance with this Section 12 shall be adjusted for investment gain or loss. Refunds shall not include investment gain or loss for the period between the end of the applicable Plan Year and the date of distribution.

12.7	Testing Responsibilities and Required Records

The Administrator shall be responsible for ensuring that the Plan meets the ADP Test, and if applicable, the ACP Test and the Multiple Use Test, and that the Contribution Dollar Limit is not exceeded. The Administrator shall maintain records which are sufficient to demonstrate that the ADP Test, and if applicable, the ACP Test and the Multiple Use Test, have been met for each Plan Year for at least as long as the Employer’s corresponding tax year is open to audit.

12.8	Separate Testing

(a)	Multiple Employers: The determination of HCEs, NHCEs, and the performance of the ADP Test, and if applicable, the ACP Test and the Multiple Use Test, and any corrective action resulting therefrom, shall be conducted separately with regard to the Employees of each Employer (and its Related Companies) that is not a Related Company with respect to the other Employer(s).

(b)	Collective Bargaining Units: The performance of the ADP Test, and if applicable, the ACP Test and the Multiple Use Test, and any corrective action resulting therefrom, shall be conducted separately with regard to Employees who are eligible to participate in the Plan as a result of a collective bargaining agreement.

In addition, testing may be conducted separately, at the discretion of the Administrator and to the extent permitted under Treasury regulations, with regard to any group of Employees for whom separate testing is permissible under such regulations.

13	MAXIMUM CONTRIBUTION AND BENEFIT LIMITATIONS

13.1	“Annual Addition” Defined

The sum for a Plan Year of all (i) contributions (excluding rollover contributions) and forfeitures allocated to the Participant’s Account and his or her account in all other defined contribution plans maintained by any Related Company, (ii) amounts allocated to the Participant’s individual medical account (within the meaning of Code section 415(l)(2)) which is part of a defined benefit plan maintained by any Related Company, and (iii) if the Participant is a key employee (within the meaning of Code section 419A(d)(3)) for the applicable or any prior Plan Year, amounts attributable to post-retirement medical benefits allocated to his or her separate account under a welfare benefit fund (within the meaning of Code section 419(e)) maintained by any Related Company. The Plan Year refers to the year to which the allocation pertains, regardless of when it was allocated. The Plan Year shall be the Code section 415 limitation year.

13.2	Maximum Annual Addition

A Participant’s Annual Addition for any Plan Year shall not exceed the lesser of (i) 25% of his or her Compensation or (ii) $30,000 (as adjusted for cost of living increases pursuant to Code section 415(d)); provided, however, that clause (i) shall not apply to Annual Additions described in clauses (ii) and (iii) of Section 13.1.

Effective for limitation years beginning after December 31, 2001, the maximum annual addition that may be contributed or allocated to a Participant’s account under the Plan for any limitation year shall not exceed the catch-up contributions permitted under Section 3.7 of the Plan and Code section 414(v), and the lesser of the following amounts:

(a)	$40,000, as adjusted for cost of living increases under Code section 415(d), or

(b)	100% of the Participant’s compensation, as defined under Code section 415(c)(3) for the limitation year. The compensation limit shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code section 401(h) or Code section 419A(f)(2)) that is otherwise treated as an annual addition.

13.3	Avoiding an Excess Annual Addition

If, at any time during a Plan Year, the allocation of any additional Contributions would produce an excess Annual Addition for such year, Contributions to be made for the remainder of the Plan Year shall be limited to the amount needed for each affected Participant to receive the maximum Annual Addition.

13.4	Correcting an Excess Annual Addition

Upon the discovery of an excess Annual Addition to a Participant’s Account (resulting from a reasonable error in determining a Participant’s compensation or the maximum permissible amount of his or her elective deferrals (within the meaning of Code section 402(g)(3)), or other facts and circumstances acceptable to the Internal Revenue Service), the excess amount (adjusted to reflect investment gains) shall first be returned to the Participant to the extent of his or her Pre-Tax Contributions (however to the extent Pre-Tax Contributions were matched, the applicable Matching Contributions shall be forfeited in proportion to the returned matched Pre-Tax Contributions) and the remaining excess, if any, shall be forfeited by the Participant and used to reduce future Contributions to be made by an Employer as soon as administratively feasible.

13.5	Correcting a Multiple Plan Excess

If a Participant, whose Account is credited with an excess Annual Addition, received allocations to more than one defined contribution plan, the excess shall be corrected by reducing the Annual Addition to the Plan only after all possible reductions have been made to the other defined contribution plans.

13.6	“Defined Benefit Fraction” Defined

The fraction, for any Plan Year, where the numerator is the “projected annual benefit” and the denominator is the greater of 125% of the “protected current accrued benefit” or the normal limit which is the lesser of (i) 125% of the dollar limitation in effect under Code section 415(b)(1)(A) for the Plan Year or (ii) 140% of the amount which may be taken into account under Code section 415(b)(1)(B) for the Plan Year, where a Participant’s:

(a)	“projected annual benefit” is the annual benefit provided by the plan determined pursuant to Code section 415(e)(2)(A), and

(b)	“protected current accrued benefit” in a defined benefit plan in existence (1) on July 1, 1982, shall be the accrued annual benefit provided for under Public Law 97-248, section 235(g)(4), as amended, or (2) on May 6, 1986, shall be the accrued annual benefit provided for under Public Law 99-514, section 1106(i)(3).

13.7	“Defined Contribution Fraction” Defined

The fraction where the numerator is the sum of the Participant’s Annual Addition for each Plan Year to date and the denominator is the sum of the “annual amounts” for each year in which the Participant has performed service with a Related Company. The “annual amount” for any Plan Year is the lesser of (i) 125% of the dollar limitation in effect under Code section 415(c)(1)(A) (determined without regard to subsection (c)(6)) for the Plan Year or (ii) 140% of the amount which may be taken into account under Code section 415(c)(1)(B) for the Plan Year, where:

(a)	each Annual Addition is determined pursuant to the Code section 415(c) rules in effect for such Plan Year, and

(b)	the numerator is adjusted pursuant to Public Law 97-248, section 235(g)(3), as amended, or Public Law 99-514, section 1106(i)(4).

13.8	Combined Plan Limits and Correction

The sum of a Participant’s Defined Benefit Fraction and Defined Contribution Fraction for any Plan Year may not exceed 1.0. If the combined fraction exceeds 1.0 for any Plan Year, the Participant’s benefit under any defined benefit plan (to the extent it has not been distributed or used to purchase an annuity contract) shall be limited so that the combined fraction does not exceed 1.0 before any defined contribution limits shall be enforced.

For Plan Years commencing after December 31, 1999, the provisions of the preceding paragraph shall no longer apply.

13.9	Affiliated Companies

If the contribution limit for a Participant exceeds the maximum permissible contribution limits under the Code as a result of the Participant’s participation in more than one qualified plan of the Employer, then the contributions to the account of the Participant shall first be reduced to the extent necessary from the qualified plan, or plans of the affiliated company of the most recent employment of the Participant.

14	TOP HEAVY RULES

14.1	Top Heavy Definitions

When capitalized, the following words and phrases have the following meanings when used in this Section:

(a)	“Aggregation Group”. The group consisting of each qualified plan of the Related Companies (1) in which a Key Employee is a participant or was a participant during the determination period (regardless of whether such plan has terminated), or (2) which enables another plan in the group to meet the requirements of Code sections 401(a)(4) or 410(b). The Administrator may also treat any other qualified plan of the Related Companies as part of the group if the resulting group would continue to meet the requirements of Code sections 401(a)(4) and 410(b) with such plan being taken into account.

(b)	“Determination Date”. For any Plan Year, the last Valuation Date of the preceding Plan Year or, in the case of the Plan’s first Plan Year, the last Valuation Date of that Plan Year.

(c)	“Key Employee”. A current or former Employee (or his or her Beneficiary) who at any time during the five year period ending on the Determination Date was:

(i)	an officer of a Related Company whose Compensation (i) exceeds 50% of the amount in effect under Code section 415(b)(1)(A) and (ii) places him or her within the following highest paid group of officers:

Number of Employees Not Excluded Under Code Section 414(q)5	Number of Highest Paid Officers Included
Less than 30	3
30 to 500	10% of the number of Employees not excluded under Code section 414(q)(5)

More than 500	50

(ii)	a more than 5% owner

(iii)	a more than 1% Owner whose Compensation exceeds $150,000, or

(iv)	a more than 0.5% Owner who is among the 10 Employees owning the largest interest in a Related Company and whose Compensation exceeds the amount in effect under Code section 415(c)(1)(A).

For Plan Years beginning after December 31, 2001, a “Key Employee” means any employee or former employee (including deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having annual compensation greater than $130,000 (as adjusted under Code section 416(i)(1) for Plan Years beginning after December 31, 2002), a 5% owner of the Employer, or a 1% owner of the Employer having annual compensation of more than $150,000. Annual compensation for such purposes means compensation within the meaning of Code section 415(c)(3). The determination of who is a key employee will be made in accordance with Code section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(d)	“Plan Benefit”. The sum as of the Determination Date of (1) an Employee’s Account, (2) the present value of his or her other accrued benefits provided by all qualified plans within the Aggregation Group, and (3) the aggregate distributions made within the five year period ending on such Date. For this purpose, the present value of the Employee’s accrued benefit in a defined benefit plan shall be determined by the method that is used for benefit accrual purposes under all such plans maintained by the Related Companies or, if there is no such single method used under all such plans, as if the benefit accrues no more rapidly than the slowest rate permitted by the fractional accrual rule in Code section 411(b)(1)(C). Plan Benefits shall exclude rollover contributions and similar transfers made after December 31, 1983 as provided in Code section 416(g)(4)(A).

For Plan Years beginning after December 31, 2001, the present value of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any Plan aggregated with the Plan under Code section 416(g)(2) during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code section 416(g)(2)(A)(i). In the case of a distribution made for reason other than separation from service, death or disability, this provision shall be applied by substituting “5-year period” for “1-year period.” The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the Determination Date shall not be taken into account.

(e)	“Top Heavy”. The Plan’s status when the Plan Benefits of Key Employees account for more than 60% of the Plan Benefits of all Employees who have performed services at any time during the five year period ending on the Determination Date. The Plan Benefits of Employees who were, but are no longer, Key Employees (because they have not been an officer or Owner during the five year period), are excluded in the determination.

14.2	Special Contributions

(a)	Minimum Contribution Requirement. For each Plan Year in which the Plan is Top Heavy, the Employer shall not allow any contributions (other than a Rollover Contribution from a plan maintained by a non Related Company) to be made by or on behalf of any Key Employee unless the Employer makes a contribution (other than contributions made by an Employer in accordance with a Participant’s salary deferral election or contributions made by an Employer based upon the amount contributed by a Participant) on behalf of all Participants who were Eligible Employees as of the last day of the Plan Year in an amount equal to at least 3% of each such Participant’s Compensation.

(b)	Overriding Minimum Benefit. Notwithstanding, contributions shall be permitted on behalf of Key Employees if the Employer also maintains a defined benefit plan which automatically provides a benefit which satisfies the Code section 416(c)(1) minimum benefit requirements, including the adjustment provided in Code section 416(h)(2)(A), if applicable. If the Plan is part of an Aggregation Group under which a Key Employee is receiving a benefit and no minimum contribution is provided under any other plan, a minimum contribution of at least 3% of Compensation shall be provided to the Participants specified in the preceding paragraph. In addition, the Employer may offset a defined benefit minimum by contributions (other than contributions made by an Employer in accordance with a Participant’s salary deferral election or contributions made by an Employer based upon the amount contributed by a Participant) made to the Plan.

(c)

Matching Contributions. Effective for Plan Years beginning after December 31, 2001, Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code section 416(c)(2) and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Committee provides that the minimum contribution requirement will be met in another plan, such other Plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and the other requirements of Code section 401(m).

14.3	Adjustment to Combined Limits for Different Plans

For each Plan Year in which the Plan is Top Heavy, 100% shall be substituted for 125% in determining the Defined Benefit Fraction and the Defined Contribution Fraction. For Plan Years commencing after December 31, 1999, the provisions of the preceding sentence shall no longer be effective.

14.4	Modification of Top Heavy Rules

The top-heavy requirements of Code section 416 and of Section 14 of this Plan shall not apply in any year beginning after December 31, 2001 in which Plan consists solely of a cash or deferred arrangement that meets the requirements of Code section 401(k)(12) and matching contributions with respect to which the requirements of Code section 401(m)(11) are met.

15	PLAN ADMINISTRATION

15.1	Plan Delineates Authority and Responsibility

Plan fiduciaries include the Company, the Administrator, the Committee and/or the Trustee, as applicable, whose specific duties are delineated in the Plan and Trust. In addition, Plan fiduciaries also include any other person to whom fiduciary duties or responsibilities are delegated with respect to the Plan. Any person or group may serve in more than one fiduciary capacity with respect to the Plan. To the extent permitted under ERISA section 405, no fiduciary shall be liable for a breach by another fiduciary.

15.2	Fiduciary Standards

Each fiduciary shall:

(a)	discharge his or her duties in accordance with the Plan and Trust to the extent they are consistent with ERISA;

(b)	use that degree of care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;

(c)	act with the exclusive purpose of providing benefits to Participants and their Beneficiaries, and defraying reasonable expenses of administering the Plan;

(d)	diversify Plan investments, to the extent such fiduciary is responsible for directing the investment of Plan assets, so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and

(e)	treat similarly situated Participants and Beneficiaries in a uniform and nondiscriminatory manner.

15.3	Company is ERISA Plan Administrator

The Company is the administrator of the Plan (within the meaning of ERISA section 3(16)) and is responsible for compliance with all reporting and disclosure requirements, except those that are explicitly the responsibility of the Trustee under applicable law. The Administrator and/or Committee shall have any necessary authority to carry out such functions through the actions of the Administrator, duly appointed officers of the Company and/or the Committee.

15.4	Administrator Duties

The Administrator or the Committee shall have the discretionary authority to construe the Plan and Trust, other than the provisions which relate to the Trustee, and to do all things necessary or convenient to effect the intent and purposes thereof, whether or not such powers are specifically set forth in the Plan and Trust. Actions taken in good faith by the Administrator or the Committee shall be conclusive and binding on all interested parties, and shall be given the maximum possible deference allowed by law. In addition to the duties listed elsewhere in the Plan and Trust, the Administrator’s and Committee’s authority shall include, but not be limited to, the discretionary authority to:

(a)	determine who is eligible to participate, if a contribution qualifies as a rollover contribution, the allocation of Contributions, and the eligibility for loans, in-service withdrawals and distributions;

(b)	provide each Participant with a summary plan description no later than 90 days after he or she has become a Participant (or such other period permitted under ERISA section 104(b)(1)), as well as informing each Participant of any material modification to the Plan in a timely manner;

(c)	make a copy of the following documents available to Participants during normal work hours: the Plan and Trust (including subsequent amendments), all annual and interim reports of the Trustee related to the entire Plan, the latest annual report and the summary plan description;

(d)	determine the fact of a Participant’s death and of any Beneficiary’s right to receive the deceased Participant’s interest based upon such proof and evidence as it deems necessary;

(e)	establish and review at least annually a funding policy bearing in mind both the short-run and long-run needs and goals of the Plan and to the extent Participants may direct their own investments, the funding policy shall focus on which Investment Funds are available for Participants to use; and

(f)	adjudicate claims pursuant to the claims procedure described in Section 18.

15.5	Advisors May be Retained

The Administrator and Committee may retain such agents and advisors (including attorneys, accountants, actuaries, consultants, record keepers, investment counsel and administrative assistants) as they consider necessary to assist it in the performance of its duties. The Administrator shall also comply with the bonding requirements of ERISA section 412.

15.6	Delegation of Administrator Duties

The Company, as Administrator of the Plan, has appointed a Committee to administer the Plan on its behalf. The Company shall provide the Trustee with the names and specimen signatures of any persons authorized to serve as Committee members and act as or on its behalf. Any Committee member appointed by the Company shall serve at the pleasure of the Company, but may resign by written notice to the Company. Committee members shall serve without compensation from the Plan for such services. Except to the extent that the Company otherwise provides, any delegation of duties to the Committee shall carry with it the full discretionary authority of the Administrator to complete such duties.

15.7	Committee Operating Rules

(a)	Actions of Majority. Any act delegated by the Company to the Committee may be done by a majority of its members. The majority may be expressed by a vote at a meeting or in writing without a meeting, and a majority action shall be equivalent to an action of all Committee members.

(b)	Meetings. The Committee shall hold meetings upon such notice, place and times as it determines necessary to conduct its functions properly.

(c)	Reliance by Trustee. The Committee may authorize one or more of its members to execute documents on its behalf and may authorize one or more of its members or other individuals who are not members to give written direction to the Trustee in the performance of its duties. The Committee shall provide such authorization in writing to the Trustee with the name and specimen signatures of any person authorized to act on its behalf. The Trustee shall accept such direction and rely upon it until notified in writing that the Committee has revoked the authorization to give such direction. The Trustee shall not be deemed to be on notice of any change in the membership of the Committee, parties authorized to direct the Trustee in the performance of its duties, or the duties delegated to and by the Committee until notified in writing.

16	MANAGEMENT OF INVESTMENTS

16.1	Trust Agreement

All Plan assets shall be held by the Trustee in trust, in accordance with those provisions of the Plan and Trust which relate to the Trustee, for use in providing Plan benefits and paying Plan fees and expenses not paid directly by the Employer. Plan benefits shall be drawn solely from the Trust and paid by the Trustee as directed by the Administrator. Notwithstanding, the Company may appoint, with the approval of the Trustee, another trustee to hold and administer Plan assets which do not meet the requirements of Section 16.2.

16.2	Investment Funds

The Administrator is hereby granted authority to direct the Trustee to invest Trust assets in one or more Investment Funds. The number and composition of Investment Funds may be changed from time to time, without the necessity of amending the Plan and Trust. The Trustee may establish reasonable limits on the number of Investment Funds as well as the acceptable assets for any such Investment Fund. Each of the Investment Funds may be comprised of any of the following:

(a)	shares of a registered investment company, whether or not the Trustee or any of its affiliates is an advisor to, or other service provider to, such company;

(b)	collective investment funds maintained by the Trustee, or any other fiduciary to the Plan, which are available for investment by trusts which are qualified under Code sections 401(a) and 501(a);

(c)	individual equity and fixed income securities which are readily tradable on the open market;

(d)	synthetic guaranteed investment contracts and guaranteed investment contracts issued by an insurance company and/or synthetic guaranteed investment contracts and bank investment contracts issued by a bank; and

(e)	interest bearing deposits (which may include interest bearing deposits of the Trustee).

Any Investment Fund assets invested in a collective investment fund, shall be subject to all the provisions of the instruments establishing and governing such fund. These instruments, including any subsequent amendments, are incorporated herein by reference.

16.3	Authority to Hold Cash

The Trustee shall have the authority to cause the investment manager of each Investment Fund to maintain sufficient deposit or money market type assets in each Investment Fund to handle the Investment Fund’s liquidity and disbursement needs.

16.4	Trustee to Act Upon Instructions

The Trustee shall carry out instructions to invest assets in the Investment Funds as soon as practicable after such instructions are received from the Administrator, Participants or Beneficiaries. Such instructions shall remain in effect until changed by the Administrator, Participants or Beneficiaries.

16.5	Administrator Has Right to Vote Registered Investment Company Shares

The Administrator shall be entitled to vote proxies or exercise any shareholder rights relating to shares held on behalf of the Plan in a registered investment company. Notwithstanding, the authority to vote proxies and exercise shareholder rights related to such shares held in a Custom Fund is vested as provided otherwise in Section 16.

16.6	Custom Fund Investment Management

The Administrator may designate, with the consent of the Trustee, an investment manager for any Investment Fund established by the Trustee solely for Participants of the Plan and, subject to Section 16.7, any other qualified plan of the Company or a Related Company (a “Custom Fund”). The investment manager may be the Administrator, Trustee or an investment manager pursuant to ERISA section 3(38). The Administrator shall advise the Trustee in writing of the appointment of an investment manager and shall cause the investment manager to acknowledge to the Trustee in writing that the investment manager is a fiduciary to the Plan.

A Custom Fund shall be subject to the following:

(a)	Guidelines. Written guidelines, acceptable to the Trustee, shall be established for a Custom Fund. If a Custom Fund consists solely of collective investment funds or shares of a registered investment company (and sufficient deposit or money market type assets to handle the Custom Fund’s liquidity and disbursement needs), its underlying instruments shall constitute the guidelines.

(b)	Authority of Investment Manager. The investment manager of a Custom Fund shall have the authority to vote or execute proxies, exercise shareholder rights, manage, acquire, and dispose of Trust assets.

(c)	Custody and Trade Settlement. Unless otherwise agreed to by the Trustee, the Trustee shall maintain custody of all Custom Fund assets and be responsible for the settlement of all Custom Fund trades. For purposes of this Section, shares of a collective investment fund, shares of a registered investment company and synthetic guaranteed investment contracts and guaranteed investment contracts issued by an insurance company and/or synthetic guaranteed investment contracts and bank investment contracts issued by a bank, shall be regarded as the Custom Fund assets instead of the underlying assets of such instruments.

(d)	Limited Liability of Co-Fiduciaries. Neither the Administrator nor the Trustee shall be obligated to invest or otherwise manage any Custom Fund assets for which the Trustee or Administrator is not the investment manager nor shall the Administrator or Trustee be liable for acts or omissions with regard to the investment of such assets except to the extent required by ERISA.

16.7	Master Custom Fund

The Trustee may establish, at the direction of the Administrator, a single Custom Fund (the “Master Custom Fund”), for the benefit of the Plan and any other qualified plan of the Company or a Related Company for which the Trustee acts as trustee pursuant to a plan and trust document that contains a provision substantially identical to this provision. The assets of the Plan, to the extent invested in the Master Custom Fund, shall consist only of that percentage of the assets of the Master Custom Fund represented by the shares held by the Plan.

16.8	Authority to Segregate Assets

The Administrator may direct the Trustee to split an Investment Fund into two or more funds in the event any assets in the Investment Fund are illiquid or the value is not readily determinable. In the event of such segregation, the Administrator shall give instructions to the Trustee on what value to use for the split-off assets, and the Trustee shall not be responsible for confirming such value.

17	TRUST ADMINISTRATION

17.1	Trustee to Construe Trust

The Trustee shall have the discretionary authority to construe those provisions of the Plan and Trust which relate to the Trustee and to do all things necessary or convenient to the administration of the Trust, whether or not such powers are specifically set forth in the Plan and Trust. Actions taken in good faith by the Trustee shall be conclusive and binding on all interested parties, and shall be given the maximum possible deference allowed by law.

17.2	Trustee To Act As Owner of Trust Assets

Subject to the specific conditions and limitations set forth in the Plan and Trust, the Trustee shall have all the power, authority, rights and privileges of an absolute owner of the Trust assets and, not in limitation but in amplification of the foregoing, may:

(a)	receive, hold, manage, invest and reinvest, sell, tender, exchange, dispose of, encumber, hypothecate, pledge, mortgage, lease, grant options respecting, repair, alter, insure, or distribute any and all property in the Trust;

(b)	borrow money, participate in reorganizations, pay calls and assessments, vote or execute proxies, exercise subscription or conversion privileges, exercise options and register any securities in the Trust in the name of the nominee, in federal book entry form or in any other form as shall permit title thereto to pass by delivery;

(c)	renew, extend the due date, compromise, arbitrate, adjust, settle, enforce or foreclose, by judicial proceedings or otherwise, or defend against the same, any obligations or claims in favor of or against the Trust; and

(d)	lend, through a collective investment fund, any securities held in such collective investment fund to brokers, dealers or other borrowers and to permit such securities to be transferred into the name and custody and be voted by the borrower or others.

17.3	United States Indicia of Ownership

The Trustee shall not maintain the indicia of ownership of any Trust assets outside the jurisdiction of the United States, except as authorized under ERISA section 404(b).

17.4	Tax Withholding and Payment

(a)	Withholding. The Trustee shall calculate and withhold federal (and, if applicable, state) income taxes as required by law if no election is made or the election is less than the amount required by law. With regard to any taxable distribution that is not an Eligible Rollover Distribution, the Trustee shall calculate and withhold federal (and, if applicable, state) income taxes in accordance with the Participant’s withholding election or as required by law if no election is made.

(b)	Taxes Due From Investment Funds. The Trustee shall pay from the Investment Fund any taxes or assessments imposed by any taxing or governmental authority on such Investment Fund or its income, including related interest and penalties.

17.5	Trust Accounting

(a)	Annual Report. Within 90 days (or other reasonable period) following the close of the Plan Year, the Trustee shall provide the Administrator with an annual accounting of Trust assets and information to assist the Administrator in meeting ERISA’s annual reporting and audit requirements.

(b)	Periodic Reports. The Trustee shall maintain records and provide sufficient reporting to allow the Administrator to properly monitor the Trust’s assets and activity.

(c)	Administrator Approval. Approval of any Trustee accounting shall automatically occur 90 days after such accounting has been received by the Administrator, unless the Administrator files a written objection with the Trustee within such time period. Such approval shall be final as to all matters and transactions stated or shown therein and binding upon the Administrator.

17.6	Valuation of Certain Assets

If the Trustee determines the Trust holds any asset which is not readily tradable and listed on a national securities exchange registered under the Securities Exchange Act of 1934, as amended, the Trustee may engage a qualified independent appraiser to determine the fair market value of such property, and the appraisal fees shall be paid from the Investment Fund containing the asset.

17.7	Legal Counsel

The Trustee may consult with legal counsel of its choice, including counsel for the Employer or counsel of the Trustee, upon any question or matter arising under the Plan and Trust. When relied upon by the Trustee, the opinion of such counsel shall be evidence that the Trustee has acted in good faith.

17.8	Fees and Expenses

The Trustee’s fees for its services as Trustee shall be such as may be mutually agreed upon by the Company and the Trustee. Trustee fees and all reasonable expenses of counsel and advisors retained by the Trustee shall be paid in accordance with Section 6.

17.9	Trustee Duties and Limitations

The Trustee’s duties, unless otherwise agreed to by the Trustee, shall be confined to construing the terms of the Plan and Trust as they relate to the Trustee, receiving funds on behalf of and making payments from the Trust, safeguarding and valuing Trust assets, investing and reinvesting Trust assets in the Investment Funds as directed by the Administrator, Participants or Beneficiaries, and those duties as described in this Section 17.

The Trustee shall have no duty or authority to ascertain whether Contributions are in compliance with the Plan, to enforce collection or to compute or verify the accuracy or adequacy of any amount to be paid to it by the Employer. The Trustee shall not be liable for the proper application of any part of the Trust with respect to any disbursement made at the direction of the Administrator.

18	RIGHTS, PROTECTION, CONSTRUCTION AND JURISDICTION

18.1	Plan Does Not Affect Employment Rights

The Plan does not provide any employment rights to any Employee. The Employer expressly reserves the right to discharge an Employee at any time, with or without cause, without regard to the effect such discharge would have upon the Employee’s interest in the Plan.

18.2	Compliance With USERRA

Notwithstanding any provision of the Plan to the contrary, effective October 13, 1996, with regard to an Employee who after serving in the uniformed services is reemployed on or after December 12, 1994, within the time required by USERRA, contributions shall be made and benefits and service credit shall be provided under the Plan with respect to his or her qualified military service (as defined in Code section 414(u)(5)) in accordance with Code section 414(u). Furthermore, notwithstanding any provision of the Plan to the contrary, Participant loan payments may be suspended during a period of qualified military service.

18.3	Limited Return of Contributions

Except as provided in this Section 18.3, (i) Plan assets shall not revert to the Employer nor be diverted for any purpose other than the exclusive benefit of Participants and Beneficiaries and defraying reasonable expenses of administering the Plan; and (ii) a Participant’s vested interest shall not be subject to divestment. As provided in ERISA section 403(c)(2), the actual amount of a Contribution or portion thereof made by the Employer (or the current value of such if a net loss has occurred) may revert to the Employer if:

(a)	such Contribution or portion thereof is made by reason of a mistake of fact;

(b)	a determination with respect to the initial qualification of the Plan under Code section 401(a) is not received and a request for such determination is made within the time prescribed under Code section 401(b) (the existence of and Contributions under the Plan are hereby conditioned upon such initial qualification); or

(c)	such Contribution or portion thereof is not deductible under Code section 404 (such Contributions are hereby conditioned upon such deductibility) in the taxable year of the Employer for which the Contribution is made.

The reversion to the Employer must be made (if at all) within one year of the mistaken payment, the date of denial of qualification, or the date of disallowance of deduction, as the case may be. A Participant shall have no rights under the Plan with respect to any such reversion.

18.4	Assignment and Alienation

As provided by Code section 401(a)(13) and to the extent not otherwise required by law, no benefit provided by the Plan may be anticipated, assigned or alienated, except:

(a)	to create, assign or recognize a right to any benefit with respect to a Participant pursuant to a QDRO; or

(b)	to use a Participant’s vested Account balance as security for a loan from the Plan which is permitted pursuant to Code section 4975.

18.5	Facility of Payment

If a Plan benefit is due to be paid to a minor or if the Administrator reasonably believes that any payee is legally incapable of giving a valid receipt and discharge for any payment due him or her, the Administrator shall have the payment of the benefit, or any part thereof, made to the person (or persons or institution) whom it reasonably believes is caring for or supporting the payee, unless it has received due notice of claim therefor from a duly appointed guardian or conservator of the payee. Any payment shall to the extent thereof, be a complete discharge of any liability under the Plan to the payee.

18.6	Reallocation of Lost Participant’s Accounts

If the Administrator cannot locate a person entitled to payment of a Plan benefit after a reasonable search, the Administrator may at any time thereafter treat such person’s Account as forfeited and use such amount to reduce future Contributions to be made by an Employer as soon as administratively feasible. If such person subsequently presents the Administrator with a valid claim for the benefit, such person shall be paid the amount treated as forfeited. The Administrator shall pay the amount through an additional amount contributed by the Employer.

18.7	Suspension of Certain Plan Provisions During Conversion Period

Notwithstanding any provision of the Plan to the contrary, during any Conversion Period, in accordance with procedures established by the Administrator and the Trustee, the Administrator may temporarily suspend, in whole or in part, certain provisions under the Plan, which may include, but are not limited to, a Participant’s right to change his or her Contribution election, a Participant’s right to change his or her investment election and a Participant’s right to borrow or withdraw from his or her Account or obtain a distribution from his or her Account.

18.8	Suspension of Certain Plan Provisions During Other Periods

Notwithstanding any provision of the Plan to the contrary, in accordance with procedures established by the Administrator and the Trustee, the Administrator may temporarily suspend a Participant’s right to borrow or withdraw from his or her Account or obtain a distribution from his or her Account, if (i) the Administrator receives a domestic relations order and the Participant’s Account is a source of the payment for such domestic relations order, or (ii) if the Administrator receives notice that a domestic relations order is being sought by the Participant, his or her spouse, former spouse, child or other dependent (as defined in Code section 152) and the Participant’s Account is a source of the payment for such domestic relations order. Such suspension may continue for a reasonable period of time (as determined by the Administrator) which may include the period of time the Administrator, a court of competent jurisdiction or other appropriate person is determining whether the domestic relations order qualifies as a QDRO.

18.9	Claims Procedure

(a)	Right to Make Claim. An interested party who disagrees with the Administrator’s determination of his or her right to Plan benefits must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought. The claim must include the important issues the interested party believes support the claim. The Administrator, pursuant to the authority provided in the Plan, shall either approve or deny the claim.

(b)	Process for Denying a Claim. The Administrator’s partial or complete denial of an initial claim must include an understandable, written response covering (1) the specific reasons why the claim is being denied (with reference to the pertinent Plan provisions) and (2) the steps necessary to perfect the claim and obtain a final review.

(c)	Appeal of Denial and Final Review. The interested party may make a written appeal of the Administrator’s initial decision, and the Administrator shall respond in the same manner and form as prescribed for denying a claim initially.

(d)	Time Frame. The initial claim, its review, appeal and final review shall be made in a timely fashion, subject to the following time table:

Action	Days to Respond From Last Action
Administrator determines benefit	NA
Interested party files initial request	60 days
Administrator’s initial decision	90 days
Interested party requests final review	60 days
Administrator’s final decision	60 days

However, the Administrator may take up to twice the maximum response time for its initial and final review if it provides an explanation within the normal period of why an extension is needed and when its decision shall be forthcoming.

18.10	Construction

Headings are included for reading convenience. The text shall control if any ambiguity or inconsistency exists between the headings and the text. The singular and plural shall be interchanged wherever appropriate. References to Participant shall include Alternate Payee and/or Beneficiary when appropriate and even if not otherwise already expressly stated.

18.11	Jurisdiction and Severability

The Plan and Trust shall be construed, regulated and administered under ERISA and other applicable federal laws and, where not otherwise preempted, by the laws of the State of Pennsylvania. If any provision of the Plan and Trust is or becomes invalid or otherwise unenforceable, that fact shall not affect the validity or enforceability of any other provision of the Plan and Trust. All provisions of the Plan and Trust shall be so construed as to render them valid and enforceable in accordance with their intent.

18.12	Indemnification by Employer

The Employers hereby agree to indemnify all Plan fiduciaries against any and all liabilities resulting from any action or inaction, (including a Plan termination in which the Company fails to apply for a favorable determination from the Internal Revenue Service with respect to the qualification of the Plan upon its termination), in relation to the Plan or Trust (i) including (without limitation) expenses reasonably incurred in the defense of any claim relating to the Plan or its assets, and amounts paid in any settlement relating to the Plan or its assets, but (ii) excluding liability resulting from actions or inactions made in bad faith, or resulting from the negligence or willful misconduct of the Trustee. The Company shall have the right, but not the obligation, to conduct the defense of any action to which this Section applies. The Plan fiduciaries are not entitled to indemnity from the Plan assets relating to any such action.

19	AMENDMENT, MERGER, DIVESTITURES AND TERMINATION

19.1	Amendment

The Company reserves the right to amend the Plan and Trust at any time, to any extent and in any manner it may deem necessary or appropriate. The Company (and not the Trustee) shall be responsible for adopting any amendments necessary to maintain the qualified status of the Plan and Trust under Code sections 401(a) and 501(a). The Committee shall have the authority to adopt any Plan and Trust amendments which have no substantial adverse financial impact upon any Employer or the Plan. All interested parties shall be bound by any amendment, provided that no amendment shall:

(a)	become effective unless it has been adopted in accordance with the procedures set forth in Section 19.5;

(b)	except to the extent permissible under ERISA and the Code, make it possible for any portion of the Trust assets to revert to an Employer or to be used for, or diverted to, any purpose other than for the exclusive benefit of Participants and Beneficiaries entitled to Plan benefits and to defray reasonable expenses of administering the Plan;

(c)	decrease the rights of any Participant to benefits accrued (including the elimination of optional forms of benefits) to the date on which the amendment is adopted, or if later, the date upon which the amendment becomes effective, except to the extent permitted under ERISA and the Code; nor

(d)	permit a Participant to be paid any portion of his or her Account subject to the distribution rules of Code section 401(k) unless the payment would otherwise be permitted under Code section 401(k).

19.2	Merger

The Plan and Trust may not be merged or consolidated with, nor may its assets or liabilities be transferred to, another plan unless each Participant and Beneficiary would, if the resulting plan were then terminated, receive a benefit just after the merger, consolidation or transfer which is at least equal to the benefit which would be received if either plan had terminated just before such event.

19.3	Divestitures

In the event of a sale by an Employer which is a corporation of: (i) substantially all of the Employer’s assets used in a trade or business to an unrelated corporation, or (ii) a sale of such Employer’s interest in a subsidiary to an unrelated entity or individual, lump sum distributions shall be permitted from the Plan to Participants with respect to Employees who continue employment with the corporation acquiring such assets or who continue employment with such subsidiary, as applicable. The Participant must have a severance from service with the Employer as a condition to receiving a distribution as provided above.

Notwithstanding the foregoing, distributions shall not be permitted if the purchaser agrees, in connection with the sale, to be substituted as the Company as the sponsor of the Plan or to accept a transfer in a transaction subject to Code section 414(l)(1) of the assets and liabilities representing the Participants’ benefits into a plan of the purchaser or a plan to be established by the purchaser.

19.4	Plan Termination and Complete Discontinuance of Contributions

The Company may, at any time and for any reason, terminate the Plan in accordance with the procedures set forth in Section 19.5, or completely discontinue contributions. Upon either of these events, or in the event of a partial termination of the Plan within the meaning of Code section 411(d)(3), the Accounts of each affected Participant shall be fully vested.

In the event of the Plan’s termination, if no successor plan is established or maintained, lump sum distributions shall be made in accordance with the terms of the Plan as in effect at the time of the Plan’s termination or as thereafter amended, provided that a post-termination amendment shall not be effective to the extent that it violates Section 19.1 unless it is required in order to maintain the qualified status of the Plan upon its termination. The Trustee’s and Employer’s authority shall continue beyond the Plan’s termination date until all Trust assets have been liquidated and distributed.

19.5	Amendment and Termination Procedures

The following procedural requirements shall govern the adoption of any amendment or termination (a “Change”) of the Plan and Trust:

(a)	The Company may adopt any Change by action of its board of directors in accordance with its normal procedures.

(b)	The Committee may adopt any Change within the scope of its authority provided under Section 19.1 and in the manner specified in Section 15.7(a).

(c)	Any Change must be (1) set forth in writing, and (2) signed and dated by an executive officer of the Company or, in the case of a Change adopted by the Committee, at least one of its members.

(d)	If the effective date of any Change is not specified in the document setting forth the Change, it shall be effective as of the date it is signed by the last person whose signature is required under clause (2) above, except to the extent that another effective date is necessary to maintain the qualified status of the Plan and Trust under Code sections 401(a) and 501(a).

(e)	No Change shall become effective until it is accepted and signed by the Trustee (which acceptance shall not unreasonably be withheld).

19.6	Termination of Employer’s Participation

Any Employer may, at any time and for any reason, terminate its Plan participation by action of its board of directors in accordance with its normal procedures. Written notice of such action shall be signed and dated by an executive officer of the Employer and delivered to the Company. If the effective date of such action is not specified, it shall be effective on, or as soon as reasonably practicable after, the date of delivery. Upon the Employer’s request, the Company may instruct the Trustee and Administrator to spin off all affected Accounts and underlying assets into a separate qualified plan under which the Employer shall assume the powers and duties of the Company. Alternatively, the Company may continue to maintain the Accounts under the Plan.

19.7	Replacement of the Trustee

The Trustee may resign as Trustee under the Plan and Trust or may be removed by the Company at any time upon at least 90 days written notice (or less if agreed to by both parties). In such event, the Company shall appoint a successor trustee by the end of the notice period. The successor trustee shall then succeed to all the powers and duties of the Trustee under the Plan and Trust. If no successor trustee has been named by the end of the notice period, the Company’s chief executive officer shall become the trustee, or if he or she declines, the Trustee may petition the court for the appointment of a successor trustee.

19.8	Final Settlement and Accounting of Trustee

(a)

Final Settlement. As soon as administratively feasible after its resignation or removal as Trustee, the Trustee shall transfer to the successor trustee all property currently held by the Trust. However, the Trustee is authorized to reserve such sum of money as it may deem advisable for payment of its accounts and expenses in connection with the settlement of its accounts or other fees or expenses payable by the Trust. Any balance remaining after payment of such fees and expenses shall be paid to the successor trustee.

(b)	Final Accounting. The Trustee shall provide a final accounting to the Administrator within 90 days of the date Trust assets are transferred to the successor trustee.

(c)	Administrator Approval. Approval of the final accounting shall automatically occur 90 days after such accounting has been received by the Administrator, unless the Administrator files a written objection with the Trustee within such time period. Such approval shall be final as to all matters and transactions stated or shown therein and binding upon the Administrator.

APPENDIX A - INVESTMENT FUNDS

I.	Investment Funds Available

The Investment Funds offered under the Plan as of the Effective Date include this set of daily valued funds:

Funds

Vanguard Prime Money Market Fund

Vanguard Retirement Savings Trust

Vanguard Total Bond Market Index Fund

Vanguard Asset Allocation Fund

Vanguard 500 Index fund

Vanguard PRIMECAP Fund

Vanguard Growth and Income Fund

Vanguard Mid-Cap Index Fund

Vanguard Windsor Fund

VanKampen Emerging Growth Fund

RS Emerging Growth Fund

Janus Overseas Fund

Janus Twenty Fund

II.	Default Investment Fund

The default Investment Fund as of the Effective Date is the Vanguard Prime Money Market Fund.

APPENDIX B - PAYMENT OF PLAN FEES AND EXPENSES

As of the Effective Date, payment of Plan fees and expenses shall be as follows:

I.	Investment Management Fees: These are paid by Participants in that management fees reduce the investment return reported and credited to Participants.

II.	Recordkeeping Fees: These are paid by Participants and are assessed monthly and billed/collected from Accounts quarterly.

III.	Additional Fees Paid by Participants: Audit Fees, periodic RFI expenses, Plan related legal and consulting fees, and other expenses necessary for plan administration shall be added to the recordkeeping fees and assessed against Participants’ Accounts, per 2) above. Estimates of the fees shall be determined and reconciled, at least annually.

IV.	Additional Fees Paid by Employer: All other Plan related fees and expenses shall be paid by the Employer. To the extent that the Administrator later elects that any such fees shall be borne by Participants, the fees shall be added to the recordkeeping fees and assessed against Participants’ Accounts, per 2) above and estimates of the fees shall be determined and reconciled, at least annually.

APPENDIX C - LOAN INTEREST RATE

Effective January 1, 1998, the interest rate charged on Participant loans shall be equal to the U.S. Treasury rate for a note of the same maturity, plus 1%.

Effective January 1, 1999, the interest rate charged on Participant loans shall be equal to the prime rate published in The Wall Street Journal at the time the loan is processed, plus 1%. If multiple prime rates are published in The Wall Street Journal, the prime rate selected shall be the rate closest to the last prime rate used for this purpose.

The rate may be determined once for all loans made in a month, and the maturity may be determined to the nearest year.

AMENDMENT NO. 1 TO THE

JACOBS ENGINEERING GROUP INC. 401(k) PLUS SAVINGS PLAN AND TRUST

AS AMENDED AND RESTATED APRIL 1, 2003

The Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust, as Amended and Restated April 1, 2003, is hereby further amended by adding Section 4.4 to the Plan to read as follows, effective for the Plan Year ending December 31, 2005:

4.4.	Automatic Rollovers of Mandatory Distributions.

In the event of a mandatory distribution greater than $1,000 in accordance with the provisions of Section 11 of the Plan, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in accordance with Section 11 of the Plan, then the Plan Administrator shall pay the distribution in a direct rollover to an individual retirement plan designed by the Plan Administrator.

Date: March 28, 2005	Jacobs Engineering Group Inc.

	By:	/S/ John W. Prosser, Jr.
		Title:	Executive Vice President Finance and Administration

AMENDMENT NO. 2 TO THE

JACOBS ENGINEERING GROUP INC. 401(k) PLUS SAVINGS PLAN AND TRUST

AS AMENDED AND RESTATED APRIL 1, 2003

This amendment to the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust, as Amended and Restated April 1, 2003 (the “Plan”), as described below, is intended to (i) permit Plan participants to specify the extent to which partial distributions are withdrawn from their separate sub-accounts, effective January 1, 2006; (ii) bring the Plan document into compliance with the updated Treasury Department regulations under Sections 401(k) and 401(m) of the Internal Revenue Code, effective January 1, 2006; and (iii) reflect the merger of a portion of the Jacobs Construction Services 401(k) Plus Savings Plan and Trust into the Plan, effective at midnight on January 1, 2007.

The changes in this amendment are effective as noted.

1. Effective January 1, 2006, Section 1.20 is amended by replacing the reference to Treas. Reg. §1.401(k)-1(d)(2)(ii) with a reference to Treas. Reg. §1.401(k)-1(d)(3).

2. Effective January 1, 2006, Section 10.7 (“Hardship Withdrawals”) is amended by modifying subsection (b) to read as follows:

(b)	“Deemed Financial Need”. An immediate and heavy financial need relating to:

(1)	the payment of unreimbursed medical care expenses (described under Code section 213(d), but without regard to whether the expenses exceed 7.5% of adjusted gross income) incurred (or to be incurred) by the Employee, his or her spouse or dependents (as defined in Code section 152, without regard to subsections (b)(1), (b)(2), and (d)(1)(B) of Code section 152);

(2)	the purchase (excluding mortgage payments) of the Employee’s principal residence;

(3)	the payment of unreimbursed tuition, related educational fees and room and board for up to the next 12 months of post-secondary education for the Employee, his or her spouse, children, or dependents (as defined in Code section 152, without regard to subsections (b)(1), (b)(2), and (d)(1)(B) of Code section 152);

(4)	the payment of amounts necessary for the Employee to prevent losing his or her principal residence through eviction or foreclosure on the mortgage;

(5)	the payment of burial or funeral expenses for the Employee’s deceased parent, spouse, children or dependents (as defined in Code section 152, without regard to subsection (d)(1)(B) of Code section 152);

(6)	the payment of expenses for the repair of damage to the Employee’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(7)	any other circumstance specifically permitted under Treasury Regulations section 401(k)-1(d)(3)(iii)(B).

3. Effective January 1, 2006, Section 11.1 (“Benefit Information, Notices, and Election”) is amended by replacing the phrase “separation from service,” in the second paragraph, with the phrase “severance from employment,” and by replacing the phrase “separates from service,” in the second paragraph, with the phrase “has a severance from employment.”

4. Effective January 1, 2006, Section 11.4 (“Source and Timing of Distribution Funding”) is amended by adding the following at the end of the first paragraph:

In the case of a partial distribution pursuant to Section 11.3(b), the Participant may specify the amount to be distributed from each of his or her Accounts. If a Participant fails to specify the source of the distribution in this manner, the distributed amount shall be pro-rated among each of the Participant’s Accounts.

5. Effective January 1, 2006, Section 12.2 (“ADP and ACP Tests”) is amended by deleting the second to last paragraph.

6. Effective January 1, 2006, Section 12.6 (“Adjustment for Investment Gain or Loss”) is amended to read, in its entirety, as follows:

Any excess Deferrals or Contributions to be refunded to a Participant in accordance with this Section 12 shall be adjusted for investment gain or loss, including investment gain or loss attributable to the period between the end of the applicable Plan Year and the date of distribution.

7. Effective at midnight on January 1, 2007, a new Section 19.9 is added to read as follows:

19.9	Merger of Jacobs Construction Services 401(k) Plus Savings Plan and Trust.

Effective January 1, 2007, the account balances of participants in the Jacobs Construction Services 401(k) Plus Savings Plan and Trust who are classified as “staff” employees were merged into this Plan. From that date onward, amounts merged into this Plan from the Jacobs Construction Services 401(k) Plus Savings Plan and Trust have been governed by the terms of this Plan.

Date: December 27, 2006	Jacobs Engineering Group Inc.

	By:	/S/ John W. Prosser, Jr.
		Title:	Executive Vice President Finance and Administration

AMENDMENT NO. 3 TO THE

JACOBS ENGINEERING GROUP INC. 401(k) PLUS SAVINGS PLAN AND TRUST

AS AMENDED AND RESTATED APRIL 1, 2003

This amendment to the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust, as Amended and Restated April 1, 2003 (the “Plan”), as described below, is intended to clarify certain Plan provisions and bring the Plan into full compliance with the 2005 Cumulative List of Changes in Plan Qualification Requirements, as set forth in IRS Notice 2005-101.

The changes in this amendment are effective as noted.

1. Effective for loans made on or after January 1, 2004, Section 9.12 (“Loan Default”) is amended by adding a new third paragraph to read as follows:

A Participant with an outstanding defaulted loan may not receive a subsequent loan, unless the Participant (i) makes a full repayment of the defaulted loan balance, (ii) provides adequate security for the subsequent loan (in addition to the Participant’s accrued benefit), or (iii) enters into an enforceable agreement to repay the loan through direct payroll deductions.

2. Effective April 1, 2003, Section 11.6 (“Payment Within Life Expectancy”) is renamed “Compliance with Code Section 401(a)(9)” and is amended to read, in its entirety, as follows:

11.6	Compliance with Code Section 401(a)(9)

Notwithstanding any provision of the Plan to the contrary, all distributions from the Plan shall be made in accordance with the minimum distribution requirements of Code section 401(a)(9) (including the incidental death benefit rule of Code section 401(a)(9)(G)) and the regulations thereunder.

3. Effective January 1, 2002, Sections 13.5 through 13.8 are deleted in their entirety, and Section 13.9 is renumbered as Section 13.5.

Date: January 29, 2007	Jacobs Engineering Group Inc.

	By:	/S/ John W. Prosser, Jr.
		Title:	Executive Vice President Finance and Administration